VVC DEF 14A 5/22/2014

Section 1: DEF 14A (DEFINITIVE PROXY STATEMENT)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VECTREN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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VECTREN CORPORATION
One Vectren Square
211 N.W. Riverside Drive
Evansville, Indiana 47708-1251

Notice of 2014 Annual Meeting of Shareholders

TO BE HELD MAY 22, 2014

To The Shareholders Of Vectren Corporation:

You are invited to attend our 2014 annual meeting of shareholders on Thursday, May 22, 2014, at 10:00 a.m. (Central Daylight Time). The meeting will be held at our corporate offices located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. The items of business are:

1.	The election of all directors;

2.	To approve a non-binding advisory resolution approving the compensation of our named executive officers;

3.	The ratification of the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for Vectren for 2014; and

4.	The consideration of any other business that is properly brought before the meeting or any adjournment of the meeting.

Shareholders of record at the close of business on March 14, 2014 are entitled to vote at the meeting and any postponement or adjournment of the meeting. Pursuant to the rules of the Securities and Exchange Commission ("SEC"), we have elected to deliver our proxy materials to many of our shareholders over the Internet. On March 24, 2014, we mailed to these shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2013 annual report to shareholders. Shareholders who did not receive the Notice of Internet Availability will receive a copy of the proxy statement and annual report by mail. Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly.

You may vote your shares by telephone at 1-866-883-3382 or	If you received a copy of the proxy by mail, you may vote by returning the enclosed proxy in the accompanying self-addressed envelope or

You may vote your shares online via the Internet at www.proxypush.com/vvc or	You may also vote in person at the annual meeting.

If your shares are held by your bank, broker or nominee, please review the voting options provided on your voter instruction form and act accordingly. As required by federal law, absent your vote, your broker, bank or nominee is not permitted to use its own discretion to vote your shares on Items 1 and 2. For your vote to be counted, you will need to communicate your voting decisions on these matters to your bank, broker or nominee. You can revoke your proxy at any time before it is exercised.

By order of the Board of Directors,
VECTREN CORPORATION

By: RONALD E. CHRISTIAN
Executive Vice President, Chief Legal and External
Affairs Officer and Secretary

Evansville, Indiana
March 24, 2014

Location of May 22, 2014
Annual Shareholders’ Meeting

Vectren Corporation

One Vectren Square, 211 N.W. Riverside Drive

Evansville, IN 47708-1251

Parking for shareholders will be provided in the parking lot for Vectren Corporation at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. Vectren Corporation is located between Vine and Court Streets off Riverside Drive in Evansville.

Your Vote Is Important

Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly. You may vote your shares via a toll-free number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You may revoke your proxy prior to or at the meeting and vote in person if you wish. If your shares are held by a broker, bank or nominee, it is important that they receive your voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the 2014

Annual Meeting of Shareholders to be Held on

May 22, 2014

10:00 a.m. (CDT)

Our proxy statement for the 2014 annual meeting of shareholders and our annual report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.vectren.com.

Table Of Contents

INTRODUCTION	5
Proxy Statement	5
Purposes of Meeting	5
Voting Securities	5
Solicitations of Proxies	6
Cost and Method of Solicitation	6
Annual Report	6
Revocation Rights	6
Communications to Directors	6
Access to Information	7
ITEM 1. ELECTION OF DIRECTORS	8
Election Process	8
Nominee Biographies	9
OTHER EXECUTIVE OFFICERS	13
OWNERSHIP OF VECTREN STOCK	14
Common Stock Ownership by Directors and Executive Officers	14
Securities Owned by Certain Beneficial Owners	15
Section 16(a) Beneficial Ownership Reporting Compliance	15
CORPORATE GOVERNANCE AND MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS	15
Related Person Transactions	15
Director Independence	16
Nomination of Directors by Shareholders	16
Board Leadership Structure	17
Board’s Role in Risk Oversight	17
Board Meetings	18
Director Compensation	19
REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	21
Scope of Responsibilities	21
2013 Accomplishments	21
Share Ownership Policy	24
Annual Committee Charter Review and Performance Evaluation	24
Director Independence Standards	24
Selection and Evaluation of Director Candidates	25
Commitment	26
REPORT OF THE CORPORATE AFFAIRS COMMITTEE	27
Scope of Responsibilities	27
2013 Accomplishments	27
Annual Committee Charter Review and Performance Evaluation	28
Commitment	28
REPORT OF THE AUDIT AND RISK MANAGEMENT COMMITTEE	29
Scope of Responsibilities	29
2013 Accomplishments	29
Corporate Code of Conduct	30
Risk Management	30
Sarbanes-Oxley Section 404 Compliance	30
Independent Registered Public Accounting Firm Activities	30
Reappointment of Deloitte	31
Delineation of Responsibilities Between Management, the Independent Registered Public Accounting Firm,
and the Audit Committee	31
2013 Form 10-K	31

Annual Committee Charter Review and Performance Evaluation	32
Commitment	32
REPORT OF THE FINANCE COMMITTEE	33
Scope of Responsibilities	33
2013 Accomplishments	33
Annual Committee Charter Review and Performance Evaluation	34
Commitment	34
REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE	35
Role of Board Chair, President and Chief Executive Officer in the Compensation Process	35
Share Ownership Policy	36
Compensation Consultant	36
Recoupment or Clawback Policy	37
Oversight of Company Benefit Plans	37
Company’s Human Resources Advisory Committee	38
Regulatory Updates and Governance Practices	38
Deductibility of Executive Compensation	38
Annual Committee Charter Review and Performance Evaluation	38
Compensation and Benefits Committee Report	38
Commitment	38
COMPENSATION DISCUSSION AND ANALYSIS	39
Forward-Looking Statements	39
Executive Summary	39
Objectives of Vectren’s Compensation Programs	40
Executive Compensation Strategy and Process	41
Material Differences in Compensation Policies for Individual Executive Officers	42
Monitoring of the Company’s Pay Practices	42
Shareholder Say-on-Pay Votes	43
Compensation Consultant	43
Role of Management in the Compensation Process	44
Elements of Vectren’s Compensation	44
Mr. John Bohls’ Severance Agreement	52
EXECUTIVE COMPENSATION TABLES AND DISCLOSURES	52
Realized Compensation	52
2013 Summary Compensation Table	53
2013 Grants of Plan-Based Awards Table	55
2013 Option Exercises and Stock Vested Table	56
2013 Outstanding Equity Awards at Fiscal Year-End Table	56
Retirement Benefit Plans	57
Nonqualified Deferred Compensation	60
Potential Payments Upon Termination or Change in Control	61
COMPENSATION RISK ASSESSMENT	66
ITEM 2. NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	66
ITEM 3. RATIFICATION OF REAPPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	67
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY	68
SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING	69
APPENDIX A—DIRECTOR QUALIFICATIONS	70
APPENDIX B—QUALIFICATIONS FOR CONTINUED SERVICE, RETIREMENT.	71
APPENDIX C—GAAP TO NON-GAAP RECONCILIATIONS.	72

Introduction

Proxy Statement

The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors (“Board”) of Vectren Corporation (the “Company” or “Vectren”). The proxy will be used at the annual meeting of shareholders to be held at our corporate office located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana, on Thursday, May 22, 2014, at 10:00 a.m. (Central Daylight Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. Under the SEC rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to deliver our proxy materials to many of our shareholders in that manner. This delivery process will allow us to provide these shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 24, 2014, we mailed to these shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy statement and 2013 annual report to shareholders. The Notice also provides instructions on how to vote online or by telephone and on how to receive a paper copy of the proxy materials by mail. On March 24, 2014, we also first mailed this proxy statement and the enclosed proxy card to shareholders who will not receive the Notice.

Further, the SEC rules permit us to deliver a single Notice or annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and conserves natural resources and can result in significant cost savings. To take advantage of this opportunity we have delivered only a single Notice or set of annual meeting materials to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Notice or annual meeting materials, contact Vectren Corporation Shareholder Services Department by telephone at (800) 227-8625 or by e-mail at vvcir@vectren.com and we will promptly deliver the copies to you. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices or annual meeting materials, contact Vectren Corporation Shareholder Services Department at the above telephone number or email address.

Purposes of Meeting

As of this date, the only known business to be presented at the 2014 annual meeting of shareholders is (1) the election of directors of the Company to serve for a term of one year or until their successors are duly qualified and elected, (2) the approval of a non-binding advisory resolution approving the compensation of our named executive officers, and (3) the ratification of the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for 2014. The enclosed proxy authorizes the proxy holders to vote on these matters and on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment. Only shares held by those present at the meeting or for which proxies are returned will be considered to be represented at the meeting. For the purpose of determining a quorum, shares represented at the meeting are counted without regard to whether they are abstentions or broker non-votes as to any particular item.

Voting Securities

As of March 14, 2014, we had one class of capital stock outstanding, consisting of 82,461,559 shares of common stock without par value. The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders at the meeting. However, unless the holder personally appears and votes at the meeting, shares for which no proxy is returned (whether registered in the name of the actual holder thereof or in nominee or street name) will not be voted. Only shareholders of record at the close of business on March 14, 2014 will be entitled to vote at the meeting or at any adjournment of the meeting.

Solicitations of Proxies

The Board of Directors of Vectren Corporation (“Board”) solicits your proxy for use at the meeting. Shares held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the annual meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by the Board. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may revoke your proxy at any time before it is exercised by written notice to the secretary of the Company received prior to the time of the meeting or in person at the meeting.

If you are a participant in our automatic dividend reinvestment and stock purchase plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in the plan, your proxy card will serve as direction to the plan administrator as to how your account is to be voted.

If your shares are held in a brokerage account, you may instruct your broker, bank or other nominee to vote your shares by following instructions that the broker, bank or nominee provides for you. Most brokers offer voting by mail, telephone and on the Internet.

Cost and Method of Solicitation

The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained D. F. King & Company to assist in soliciting proxies from shareholders, including brokers’ accounts, at an estimated fee of $9,000 plus reasonable out-of-pocket expenses. In addition, some of the officers and regular employees of the Company, who will receive no compensation in addition to their regular salaries for such solicitation, may solicit proxies by telephone, email or personal visits, and it is estimated that the cost of such additional solicitation, if any, will not exceed $5,000, and will be borne by the Company. The Company expects to reimburse banks, brokerage houses and other custodians of stock for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

Annual Report

A copy of the Company’s combined annual report and Form 10-K for the fiscal year ended December 31, 2013 was mailed to certain of our shareholders on or about March 24, 2014. The Company’s consolidated financial statements, including footnotes, are included in the Form 10-K and posted at www.vectren.com. You may request a copy of our 2013 annual report, which includes our 2013 Form 10-K from:

Mailing Address:	Phone Number:	Investor Relations Contact:
Vectren Shareholder Services	1-800-227-8625	Robert L. Goocher
One Vectren Square		Treasurer and Vice President
Evansville, Indiana 47708		Investor Relations
vvcir@vectren.com

Alternatively, you can access the 2013 annual report, which includes the 2013 Form 10-K, on our website at www.vectren.com.

Revocation Rights

A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

Communications to Directors

Our Corporate Governance Guidelines provide that the independent members of the Board elect from the non-management directors a “Lead” director whose primary responsibilities, including serving as chair of executive sessions of the non-employee and independent directors, are set forth in the Corporate Governance Guidelines. The guidelines are posted on our website at www.vectren.com. Those guidelines provide that the Lead Director is the chair of the Nominating and Corporate Governance Committee (“Governance Committee”). The Lead Director is J. Timothy McGinley.

The Audit and Risk Management Committee (“Audit Committee”) is responsible for, among other things, establishing, reviewing and updating a code of ethical conduct and ensuring that management has established a system to enforce this code. The code is posted on our website at www.vectren.com and is titled the Corporate Code of Conduct. The code applies to employees, officers and all directors, including non-employee directors. The Audit Committee also ensures that Vectren Corporation implements and follows necessary and appropriate financial reporting processes. The chair of the Audit Committee is Michael L. Smith.

Shareholders and other parties interested in communicating directly with the Lead Director, chair of the Audit Committee or with the non-employee directors as a group may contact them by writing to:

Lead Director, Audit Committee Chair, or Non-Employee Directors
Vectren Corporation
P.O. Box 3144
Evansville, IN 47731-3144

Interested parties may also contact our one director who is also a member of management by writing to the address below and directing the communication to the chair, president and chief executive officer (“CEO”).

Vectren Corporation
One Vectren Square
Evansville, IN 47708

Access to Information

We make available copies of our Corporate Code of Conduct (which is applicable to all of our employees, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the non-employee members of the Board), our Corporate Governance Guidelines and all committee charters free of charge through our website at www.vectren.com, or by request, directed to Vectren Corporation Shareholder Services at the mailing address, phone number or email address that follow:

Mailing Address:	Phone Number:	Investor Relations Contact:
Vectren Shareholder Services	1-800-227-8625	Robert L. Goocher
One Vectren Square		Treasurer and Vice President,
Evansville, Indiana 47708		Investor Relations
vvcir@vectren.com

Item 1. Election Of Directors

Election Process

Our Board currently consists of one class of 11 directors. The Board recommends that the nominees listed below, all of whom are currently serving as directors, be reelected to a new one-year term. All nominees have consented to serve if elected. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director.

If the enclosed proxy is returned signed but without voting instructions, the Board intends that the enclosed proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of one year or until their respective successors are duly qualified and elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee is unable to serve, the proxy holders may exercise the authority granted in the enclosed proxy for the purpose of voting for a substitute nominee.

The Board has adopted a policy providing for a majority vote standard for uncontested elections. Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (“majority withheld vote”) shall tender his or her resignation to the chair of the Governance Committee promptly following certification of the shareholder vote. The Governance Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In determining whether to recommend acceptance or rejection of the tendered resignation, the Governance Committee will consider all factors it deems relevant including, without limitation, the stated reasons why shareholders “withheld” votes from the director, the director’s length of service and qualifications, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

The Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In deciding whether to accept the tendered resignation, the Board will consider the factors considered by the Governance Committee and any additional information and factors the Board believes to be relevant. Promptly following the Board’s decision, we will disclose that decision (and provide a full explanation of the process by which the decision was reached) in a Form 8-K filed with the SEC.

If the Board decides to accept the director’s resignation, the Governance Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this policy will not participate in the Governance Committee recommendation or the Board consideration whether to accept or reject the resignation. If a majority of the members of the Governance Committee receive a majority withhold vote at the same election, then the independent directors who did not receive a majority withhold vote will appoint a Board committee consisting only of such independent directors solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them.

Nominee Biographies

Certain information concerning the nominees of the Company is set forth below and under the caption “Meetings and Committees of the Board of Directors.” If not otherwise indicated, the principal occupation listed for any individual has been the same for at least five years. The nominees’ ages reported below are as of the record date, March 14, 2014.

CARL L. CHAPMAN, age 58, was elected as chair of the Board effective May 11, 2011. He was elected to the Board in 2009 and has served as chief executive officer and president of the Company since June 2010. He served as president and chief operating officer of the Company from November 1, 2007 to May 31, 2010, as chief operating officer from August 1, 2004 to June 2010 and as executive vice president from March 31, 2000 to November 1, 2004. From March 31, 2000 until August 2004, Mr. Chapman also served as president of Vectren Enterprises, Inc. (“Vectren Enterprises”). Prior to March 31, 2000 and since 1999, Mr. Chapman served as executive vice president and chief financial officer of Indiana Energy, Inc., a predecessor of the Company (“Indiana Energy”). Mr. Chapman served as president of IGC Energy, Inc., which has been renamed Vectren Energy Marketing and Services, Inc. (“VEMS”). Mr. Chapman has been a director of Indiana Gas Company, Inc. (“Indiana Gas”), Southern Indiana Gas and Electric Company (“SIGECO”), and Vectren Utility Holdings, Inc. (“VUHI”) since 2004 and Vectren Energy Delivery of Ohio, Inc. (“VEDO”) since 2005. Mr. Chapman is the chair of the boards of Vectren Infrastructure Services Corporation (“VISCO”), Vectren Energy Services Corporation (“VESCO”) and Vectren Fuels, Inc.

Mr. Chapman has been in a leadership position with the Company since its inception in 2000. His decades of energy industry experience and his current and former duties on behalf of the Company and its predecessor, Indiana Energy, have afforded him intimate knowledge of our operations and businesses. His service on the Board enables him to continue to interact directly with the other members of the Board as they make strategic decisions regarding our businesses and their future direction.

JAMES H. DEGRAFFENREIDT, JR., age 60, was elected to the Board in 2010. Mr. DeGraffenreidt is the retired chair and chief executive officer of WGL Holdings, Inc. and Washington Gas Light Company, a natural gas utility serving over 1 million customers in the District of Columbia, Maryland and Virginia. He has significant experience as an attorney working on energy regulatory issues, as well as from his past service as chair of the American Gas Association and as former co-chair and board member of the Alliance to Save Energy. He is lead director of Massachusetts Mutual Life Insurance Company and a director of Maryland State Board of Education. He is also a director of Harbor Bankshares Corporation, which is a public company.

As the former chief executive officer of a New York Stock Exchange listed energy company, Mr. DeGraffenreidt brings not only a utility background to the Board but also significant public company experience. His background and expertise in the energy regulatory area enables him to provide valuable insight as a member of the Board. Mr. DeGraffenreidt serves on the Company’s Audit and Risk Management Committee and the Company’s Nominating and Corporate Governance Committee.

NIEL C. ELLERBROOK, age 65, has been a director of Indiana Gas, Indiana Energy, SIGECO, VUHI, or the Company since 1991. He served as non-executive chair of the Board from June 2010 to May 2011 and as chair and chief executive officer of the Company from March 2000, when SIGCORP, Inc. and Indiana Energy merged to create the Company, until his retirement from the Company on May 31, 2010. Additionally, Mr. Ellerbrook served as president of the Company from May 2003 until November 2007. Prior to that time and since June 1999, Mr. Ellerbrook served as president and chief executive officer of Indiana Energy. Prior to his retirement in 2010, Mr. Ellerbrook was the chair and chief executive officer and a director of Indiana Gas, SIGECO, VUHI and VEDO. Mr. Ellerbrook was also the chair and a director of Vectren Capital Corporation and Vectren Enterprises. He is a director and the chair of the compensation committee of Old National Bancorp, a publicly-traded company. He also serves on the Board of Trustees of the University of Evansville.

Mr. Ellerbrook’s prior experience as the chief executive officer of the Company provides him with keen insight into the Company’s challenges and opportunities as well as its day-to-day operations. His decades of experience in the energy industry equip him to assist his fellow Board members in assessing issues affecting the Company’s businesses. Mr. Ellerbrook is the chair of the Company’s Finance Committee and a member of the Company’s Corporate Affairs Committee.

JOHN D. ENGELBRECHT, age 62, has been a director of SIGCORP or the Company since 1996. Mr. Engelbrecht is the chair and president of South Central Communications Corporation, owner and operator of radio stations in Indiana, Kentucky and Tennessee and MUZAK franchises in 15 U.S. cities.

Mr. Engelbrecht, as the chair and president of South Central Communications, brings to our Board strong managerial and marketing experience as the owner and operator of a communications business in one of the service territories of our utility business. His entrepreneurial background is particularly useful to his service as a member of the Board regarding their consideration of the Company’s nonutility businesses. These strengths have positioned him as a valued member of the Company’s Finance Committee and chair of the Company’s Corporate Affairs Committee.

ANTON H. GEORGE, age 54, has been a director of Indiana Energy or the Company since 1990. Mr. George is the principal of Vision Investments, LLC. He is a director and the former chief executive officer of Hulman & Company and its affiliates Clabber Girl Corporation, Indianapolis Motor Speedway Corporation and Indy Racing League, LLC. He is a director of First Financial Corporation, a public company.

Mr. George, as the principal of Vision Investments, LLC, as well as, his prior experience as the chief executive officer of Hulman & Company and its affiliates, demonstrates his leadership ability and unique insight into the challenges and opportunities of running successful businesses. His experiences have made him a valuable contributor to the Company’s Compensation and Benefits Committee and the Company’s Nominating and Corporate Governance Committee.

MARTIN C. JISCHKE, age 72, was elected to the Board in 2007. Dr. Jischke is the president emeritus of Purdue University, an institution of higher education. He is a director of Duke Realty Corporation and director and chair of the board of Wabash National Corporation, both of which are public companies.

Dr. Jischke has served in leadership positions, including president, of four major research universities, served as a director of a number of publicly-traded corporations and brings to the Board a background of science, engineering and research, as well as experience in public company governance. Dr. Jischke’s background has provided expertise to the Company’s Corporate Affairs Committee and the Company’s Compensation and Benefits Committee.

ROBERT G. JONES, age 57, was elected to the Board on February 2, 2011. Mr. Jones is the president and chief executive officer and a member of the board of directors of Old National Bancorp, which is a public company. He previously served as a director of the Federal Reserve Bank of St. Louis.

Mr. Jones, as the president and chief executive officer of Old National Bancorp, provides the Board with financial, business and management expertise gained through over 34 years in the areas of banking and finance. As a financial leader in the Company’s service territory, he brings strong understanding and knowledge of the markets in Indiana that Vectren serves. Mr. Jones’ expertise is utilized as a valued member of the Company’s Finance Committee and the Company’s Corporate Affairs Committee.

J. TIMOTHY MCGINLEY, age 73, has been a director of Indiana Energy or the Company since January 1999. As chair of the Nominating and Corporate Governance Committee of the Board, Mr. McGinley also serves as the Lead Director. Mr. McGinley is the principal and founder of House Investments, Inc., a real estate investment company. He is chairman emeritus of the Board of Trustees of Purdue University after serving 20 years as a trustee and 16 years as the board chair. He was previously a director of Waterfield LLC and Bindley Western Corporation.

Mr. McGinley provides the Board with valuable financial experience and business acumen. The Board has utilized his talents as Lead Director, chair of the Company’s Nominating and Corporate Governance Committee and as a member of the Company’s Finance Committee.

R. DANIEL SADLIER, age 66, was elected to the Board in 2003. Mr. Sadlier is the retired president and chief executive officer of Fifth Third Bank (Western Ohio). He is the chair of the board of directors of Premier Physician Services, Inc., a privately-held company.

Mr. Sadlier, as the retired president and chief executive officer of Fifth Third Bank (Western Ohio), has nearly 30 years of senior management experience in the financial service sector and significant community involvement and representation in the Company’s Ohio footprint. Mr. Sadlier’s knowledge of Ohio is particularly helpful to his service as a member of the Board when assessing the Company’s Ohio operations. The Board has utilized his leadership skills and background in finance as resources for both the Company’s Audit and Risk Management Committee and the Company’s Compensation and Benefits Committee of which he is a member.

MICHAEL L. SMITH, age 65, was elected to the Board in 2006. In addition to the Company, Mr. Smith serves as chair of the board of hhgregg, Inc. and serves on the board of Envision Healthcare Holding, Inc. (formerly known as Emergency Medical Services Corp.). He serves on the audit committees for both of these companies. Mr. Smith was the executive vice president and chief financial officer of WellPoint, Inc. from 1999 until he retired on January 31, 2005. Previously, he was a director of the following publicly-traded companies: Calumet Specialty Products Partners, InterMune, Inc., First Indiana Corporation (which was acquired by Marshall & Ilsley Corporation in 2008), Brightpoint, Inc. (acquired by Ingram Micro, Inc. in November 2012) and Kite Realty Group Trust. Mr. Smith also serves on the boards of Hulman & Company, LDI Ltd., LLC, Carestream Heath Services, Inc., USI, Inc., and Norvax, Inc., which are private companies.

Mr. Smith, as the former executive vice president and chief financial officer of WellPoint, Inc. and current member of other public companies’ audit committees, brings to the Board a wealth of knowledge in dealing with financial and accounting matters. His experience in evaluating financial results and overseeing the financial reporting process of a large public company make him an important resource for our Board. He provides skilled advice in his role as “Financial Expert” as well as chair of the Company’s Audit and Risk Management Committee. The Board has further utilized his expertise on the Company’s Nominating and Corporate Governance Committee, of which he is a member.

JEAN L. WOJTOWICZ, age 56, has been a director of Indiana Energy or the Company since 1996. Ms. Wojtowicz is the president and founder of Cambridge Capital Management Corp., a consulting and venture capital firm. She is a director of First Merchants Corporation and First Internet Bancorp, which are public companies. For both companies, she serves on the audit committees and as their designated “Financial Expert.” Ms. Wojtowicz is also a director of American United Mutual Insurance Holding Company, a mutual holding company.

Ms. Wojtowicz is very experienced in matters of finance and entrepreneurship. Her understanding of financial strategy and her business acumen make her a valued resource in the performance of her roles as chair of the Company’s Compensation and Benefits Committee and as a member of the Company’s Audit and Risk Management Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

Other Executive Officers

Other executive officers of the Company during 2013 were Jerome A. Benkert, Jr., age 55, Ronald E. Christian, age 55, and William S. Doty, age 63. All ages are as of the record date, March 14, 2014.

JEROME A. BENKERT, JR. has served as the executive vice president, chief financial officer and president, Vectren Shared Services of the Company, since September 2010. He served as the executive vice president and chief financial officer of the Company since March 2000 and as treasurer of the Company from October 2001 to March 31, 2002. Mr. Benkert has also served as director of Indiana Gas, SIGECO, Vectren Energy Delivery of Ohio, Inc. (VEDO) and VUHI since March 31, 2000. Prior to March 31, 2000 and since October 1, 1997, he was executive vice president and chief operating officer of Indiana Energy’s administrative services company. Also, Mr. Benkert is a member of the board of directors of Vectren Enterprises and VESCO.

RONALD E. CHRISTIAN has served as executive vice president, chief legal and external affairs officer and corporate secretary since September 2010. He served as executive vice president, chief administrative officer, general counsel and corporate secretary of the Company from August 1, 2004 to September 2010 and executive vice president, general counsel and secretary of the Company from May 1, 2003 to September 2010. Prior to May 1, 2003 and since March 31, 2000, Mr. Christian served as senior vice president, general counsel and secretary of the Company. Mr. Christian has also served as director of Indiana Gas, SIGECO, VEDO and VUHI since March 31, 2000. Prior to March 31, 2000, and since 1999, he was vice president and general counsel of Indiana Energy. Also, Mr. Christian is a member of the board of directors of Vectren Enterprises and VISCO.

WILLIAM S. DOTY has served as executive vice president of utility operations and president of VUHI since May 1, 2003. Mr. Doty also served as senior vice president of energy delivery for the Company from April 2001 to May 2003. He was senior vice president of customer relationship management from January 2001 to April 2001. From January 1999 to January 2001, Mr. Doty was vice president of energy delivery for SIGECO. Mr. Doty is a member of the board of directors of Indiana Gas, SIGECO, VEDO and VUHI.

Ownership of Vectren Stock

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the chief executive officer, the three additional named executive officers, and all directors and named executive officers as a group, as of January 31, 2014. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

Name of Individuals or Identity of Group	Beneficial Ownership (1)	Phantom Stock Units (2)	Stock Unit Awards (3)	Total
Carl L. Chapman	52,266	35,269	242,886	330,421
James H. DeGraffenreidt, Jr.	8,451	0	1,971	10,422
Niel C. Ellerbrook	35,409	0	1,971	37,380
John D. Engelbrecht	11,837	0	1,971	13,808
Anton H. George (4)	16,936	0	1,971	18,907
Martin C. Jischke	1,000	9,527	1,971	12,498
Robert G. Jones	1,589	1,972	1,971	5,532
J. Timothy McGinley	15,283	38	1,971	17,292
R. Daniel Sadlier	585	39,253	1,971	41,809
Michael L. Smith	6,644	11,177	1,971	19,792
Jean L. Wojtowicz	13,401	7,586	1,971	22,958
Jerome A. Benkert, Jr.	47,696	2,934	94,000	144,630
Ronald E. Christian	26,462	39,922	73,586	139,970
William S. Doty (5)	7,909	17,143	64,163	89,215
Directors and Named Executive Officers As a Group (14 Persons)	245,468	164,821	494,345	904,634

(1)
No director or named executive officer owned beneficially as of January 31, 2014 more than 0.07% of the common stock of the Company. All directors and named executive officers owned beneficially an aggregate of 245,468 shares or 0.30% of common stock of the Company.

(2)
This column represents phantom securities held under the Company’s nonqualified deferred compensation plans, which are in the form of phantom stock units that are valued as if they were Company common stock. These phantom units are not included in the beneficial ownership column.

(3)	This column includes outstanding stock unit awards as of January 31, 2014. These stock unit awards are not included in the beneficial ownership column.

(4)	These totals do not include any shares held by certain charitable organizations and other corporations with which Mr. George is associated and to which he disclaims beneficial ownership.

(5)	Includes shares held by spouse, jointly with spouse or as custodian for a minor.

Securities Owned by Certain Beneficial Owners

According to information filed with the SEC, the following shareholders were beneficial owners of more than 5 percent of our common stock as of December 31, 2013:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc. (1)
40 East 52nd Street	5,526,676	6.7%
New York, NY 10022

The Vanguard Group (2)
100 Vanguard Blvd.	5,475,642	6.6%
Malvern, PA 19355

State Street Corporation (3)
State Street Financial Center
One Lincoln Street	4,573,539	5.6%
Boston, MA 02111

(1)
Ownership based on the Schedule 13G/A filed by BlackRock, Inc. on January 31, 2014 which indicated 5,526,676 shares beneficially owned with sole voting power of 4,968,564 shares and sole investment power for all shares.

(2)
Ownership based on the Schedule 13G filed by The Vanguard Group on February 12, 2014, which indicated sole voting power for 155,627 shares, sole investment power for 5,430,815 shares and shared investment power for 44,827 shares with its subsidiary, Vanguard Fiduciary Trust Company.

(3)
Ownership based on the Schedule 13G filed by State Street Corporation on February 5, 2014, which indicated shared voting power and shared investment power for all shares with the following subsidiaries: State Street Global Advisors France S.A., State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd, State Street Global Advisors, Australia Limited and State Street Global Advisors, Asia Limited.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership concerning the common stock with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the Section 16(a) filings that the Company has received, and on written representations from the appropriate persons that no other reports are required, the Company believes that all filings required to be made under Section 16(a) during 2013 were timely made except for a single filing for Mr. James H. DeGraffenreidt, Jr. On August 26, 2013, Mr. DeGraffenreidt purchased 2,122 shares of the Company’s common stock. This purchase was reported to the SEC on September 3, 2013 on a Form 4, which was not within two business days, resulting in a tardy filing.

Corporate Governance and Meetings and Committees of the Board of Directors

Related Person Transactions

We maintain policies, procedures, and practices for monitoring the occurrence of transactions involving the Company and our subsidiaries and related persons (directors and executive officers or their immediate family members, or shareholders owning 5% or greater of our outstanding stock) and for reviewing and approving related person transactions. Our approach to monitoring related party transactions is described in our Corporate Code of Conduct, Code of Ethics for the Board and annual disclosure practices completed by our leadership and Board members. The Corporate Code of Conduct, Code of

Ethics for the Board, and related acknowledgment forms are posted in the Corporate Governance section of our website at www.vectren.com.

Our Corporate Code of Conduct directs all employees and Board members to avoid relationships and financial interests in vendors, suppliers, and contractors with whom we do business or who are seeking to do business with us. Further, our code requires all employees owning or acquiring a financial interest in a vendor, supplier, or contractor to report such relationships to their immediate supervisor using a prescribed form. If the supervisor determines that a conflict exists, the supervisor is required to contact the appropriate executive officer and Corporate Audit department for resolution. Annually, we require all Board members, executive officers, other corporate officers, and key employees to complete a certification that they have read the Corporate Code of Conduct and agree to abide by it. We also annually communicate with our major vendors, suppliers, and contractors to inform them of these restrictions.

Our combined Corporate Code of Conduct and Code of Ethics for the Board require directors to promptly disclose to the chair of the Governance Committee any situation that involves, or may potentially involve, a conflict of interest. These codes also provide for the Governance Committee to review all relationships that exist between Vectren and the non-management directors other than relationships relating to the director’s service on the Board. We also obtain information from directors at least annually about any of these relationships or transactions.

In connection with the preparation of this proxy statement and the related Form 10-K, we distributed a director and officer questionnaire to our directors and executive officers to elicit information about, among other matters, related person transactions. Data compiled from these questionnaires is reviewed by management, our executive vice president, chief legal and external affairs officer and secretary, the Governance Committee of the Board and by the full Board. This practice is followed each year in connection with the preparation of these documents.

Director Independence

The Board has determined that with the exception of Mr. Chapman, who is our chair, president and chief executive officer, all members of the Board are independent since they satisfy our Director Independence Standards. The Director Independence Standards are set forth on pages 24-25 of this proxy statement.

Nomination of Directors By Shareholders

If a shareholder entitled to vote for the election of directors at a shareholders’ meeting desires to nominate a person for election to the Board, our By-Laws require the shareholder to deliver to or mail a notice that is received at our principal office not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the annual meeting of the shareholders for the preceding year. If, however, the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, the shareholder notice shall be given by the later of: (a) the close of business on the 90th day prior to the actual date of the shareholder meeting, or (b) the close of business on the tenth day following the day on which the annual meeting date is first publicly announced or disclosed. The shareholder’s notice must set forth (i) the name and address as they appear on the corporate records of the shareholder making the nomination, (ii) the number of shares of capital stock of the Company owned by the shareholder beneficially and of record together with a representation that the shareholder will notify the Company in writing of the class and number of such shares owned beneficially and of record for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (c) a description of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any of its affiliates or associates with respect to shares of stock of the Company, together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (e) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the nomination contained in the notice, (f) a representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the director and/or otherwise to solicit proxies from shareholders in support of such nomination, and (g) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the nomination is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the nomination and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. In addition, such shareholder’s notice must set forth, as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of our shares which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected), and (v) the qualifications of the nominee to serve as our director.

The process described in the preceding paragraph is currently the sole formal process for shareholders to nominate persons to our Board. However, there is a framework in place for shareholders to contact the Board’s Lead Director, and, as part of that process shareholders may communicate regarding any prospective candidate for membership on the Board. The criteria employed by the Governance Committee when considering all nominees to the Board are contained in our Code of By-Laws and are set forth in Appendix A.

Board Leadership Structure

In May 2011, Mr. Chapman assumed the role of Board chair and he holds the combined positions of Board chair, president and chief executive officer (CEO). Since the inception of the Company’s operations in 2000, the combination of the Board chair and CEO positions has positively served the Company’s interests because of the efficiencies of having the roles combined. Because of the Board’s confidence in Mr. Chapman’s leadership, and based upon his performance since he assumed the leadership of the Company, the Board concluded that similar efficiencies would be realized by vesting him with the responsibilities of the Board chair, in addition to the responsibilities of the CEO. By combining the performance of all of these responsibilities with Mr. Chapman, he is able to optimize his first hand knowledge of the operations of the Company, which facilitates his leadership of the Board regarding the Company’s business by allowing the Board to have the benefit of his insight and perspective regarding the affairs of the Company during its deliberations. To ensure the preservation of good governance, the Board has and will continue to maintain the position of an independent Lead Director, who is elected by independent Board members, in order that when it is advisable or necessary to have the non-employee, independent directors consider matters and take action, there will be a strong, independent leader in place to facilitate those considerations and actions. As set forth in the Corporate Governance Guidelines and reflected in the practices of the Board, the Lead Director’s responsibilities include the following: coordinate the activities of non-management and independent directors; preside and act as chair of Board meetings when the chair of the Board is not in attendance, including executive sessions of the independent directors; provide the chair of the Board with input as appropriate on agendas for the Board and committee meetings; approve the agenda, schedule and information sent to directors for board meetings; serve as chair of the Corporate Governance Committee; coordinate and develop the agenda for, and chair executive sessions of, the non-management directors, which are held at each meeting of the Board; facilitate communications between the chair of the Board and the other members of the Board, including communicating other members’ requests to call special meetings of the Board; authority to call additional meetings of independent directors as he/she deems appropriate; and to make himself/ herself available for consultation and direct communication with major shareholders.

The Board is cognizant of the governance structure recommended by leading corporate governance firms and through the board leadership framework that has been established for the Company, the Board believes that the guidance offered by those firms has been implemented.

Board’s Role In Risk Oversight

The Board is ultimately responsible for risk oversight across the organization. That responsibility is shared by the committees of the Board in addressing financial, compensation, reputational and governance risks with specific responsibility for reviewing management’s risk oversight function delegated to the Company’s Audit and Risk Management Committee (“Audit Committee”), as provided for in its charter. The Risk Management Committee (“RMC”), which is comprised of the chief executive officer, senior executives and other key members of management and led by the senior vice president of finance and assistant treasurer, meets approximately on a biweekly basis. The RMC identifies and oversees organizational efforts to address the top strategic risks facing the Company, as well as other risks that arise during the course of operations, and ensures that risk management efforts are aligned with the Company’s strategic objectives. The types of strategic risks the

RMC considers and monitors include, but are not limited to, financial, regulatory, reputational, environmental and compliance risks that could significantly impact the business. For example, during 2013, the RMC oversaw and monitored issues relating to commodity hedging, coal mining operations, pipeline safety, cyber-security, business resiliency, regulations and compliance, and insurance and credit risks. The Audit Committee and the full Board receive detailed reports throughout the year regarding the activities of the RMC and strategic risk management efforts within the Company. In response to those reports, the Audit Committee and the full Board may direct management to consider additional issues or provide additional information to the Audit Committee and the full Board regarding the RMC’s actions. The Audit Committee chair reports regularly to the Board regarding enterprise risk matters presented to the Audit Committee. Similarly, other Board committee chairs regularly report to the Board regarding risk matters overseen by their respective committees. An example of this is the Compensation and Benefits Committee chair reports to the Board regarding the oversight of the consideration of any risks presented by the Company’s compensation plans.

Board Meetings

The Board had nine meetings during the last fiscal year. No member attended fewer than 93.3% of the aggregate of Board meetings and meetings of the respective committees of the Board of which they are members. All of the members of the Board attended last year’s annual meeting.

The members of our Board are elected to various committees. The standing committees of our Board are: the Nominating and Corporate Governance Committee, the Corporate Affairs Committee, the Audit and Risk Management Committee, the Finance Committee and the Compensation and Benefits Committee. Committee memberships are shown in the following table:

Name	Nominating and Corporate Governance	Corporate Affairs	Audit and Risk Management	Finance	Compensation and Benefits
James H. DeGraffenreidt, Jr.	Member		Member
Niel C. Ellerbrook		Member		Chair
John D. Engelbrecht		Chair		Member
Anton H. George	Member				Member
Martin C. Jischke		Member			Member
Robert G. Jones		Member		Member
J. Timothy McGinley	Chair			Member
R. Daniel Sadlier			Member		Member
Michael L. Smith	Member		Chair
Jean L. Wojtowicz			Member		Chair

Nominating and Corporate Governance Committee: Membership on the Nominating and Corporate Governance Committee is restricted to non-employee members of the Board who must be independent under New York Stock Exchange rules. The functions of the Nominating and Corporate Governance Committee are described under “Report of the Nominating and Corporate Governance Committee” below. There were four meetings of the committee during the past fiscal year.

Corporate Affairs Committee: None of the members of the Corporate Affairs Committee is an officer or employee of the Company. The functions of the Corporate Affairs Committee are described under “Report of the Corporate Affairs Committee” below. There were three meetings of the Corporate Affairs Committee during the past fiscal year.

Audit and Risk Management Committee: The Board has determined that Mr. Smith is the Audit and Risk Management Committee’s designated “Financial Expert” under the SEC definition. Membership on the Audit and Risk Management Committee is restricted to non-employee members of the Board who must be independent under New York Stock Exchange rules. The functions of the Audit and Risk Management Committee are described under “Report of the Audit and Risk Management Committee” below. There were eight meetings of the Audit and Risk Management Committee during the past fiscal year.

Finance Committee: The Finance Committee acts on behalf of the Board with respect to financing activities of the Company and its subsidiaries and also in instances where the Board has delegated authority to the Finance Committee to act on its behalf. The functions of the Finance Committee are described under “Report of the Finance Committee” below. There were three meetings of the Finance Committee during the past fiscal year.

Compensation and Benefits Committee: Membership on the Compensation and Benefits Committee is restricted to non-employee members of the Board who must be independent under the rules of the New York Stock Exchange. The functions of the Compensation and Benefits Committee are described under “Report of the Compensation and Benefits Committee” below. There were five meetings of the Compensation and Benefits Committee during the past fiscal year.

Director Compensation

As more fully discussed in the Report of the Nominating and Corporate Governance Committee, which begins on page 21 of this proxy statement, the establishment of compensation for non-employee directors is part of the responsibilities of that committee. The philosophy for the compensation decisions is discussed in that report.

In 2013, each non-employee director received an annual cash retainer of $70,000 per year for service on the Board. The Lead Director received an additional annual cash retainer of $25,000. The chair of the Audit and Risk Management Committee and chair of the Compensation and Benefits Committee each received an additional annual cash retainer of $10,000. All other committee chairs each received an additional annual cash retainer of $5,000. All annual cash retainers were paid in the form of a monthly amount. Also, on May 23, 2013, each non-employee director received an equity grant with a targeted value of $70,000.

As part of the total compensation package provided to non-employee directors, subject to each director’s re-election to the Board, a grant of stock unit awards with a targeted value of $70,000 will be made as of May 22, 2014, and the grant will vest on May 1, 2015. The equity compensation provided to non-employee directors is solely in the form of stock unit awards.

The nature and amount of the non-employee director compensation was determined based upon advice provided by an independent compensation consultant who was employed by the Nominating and Corporate Governance Committee. This action occurred in 2012. It is anticipated that a review of the market competitiveness of non-employee director compensation will occur again in 2014.

Pursuant to a director expense reimbursement policy approved by the Board, we reimburse the reasonable travel and accommodation expenses of directors to attend meetings and other corporate functions.

The Board has adopted a director education policy. The Vectren Corporation Director Education Policy is administered by the chair, president and chief executive officer, with oversight by the Governance Committee, and provides each non-employee director with an annual education allowance of up to $7,500 to use for continuing education programs to assist with the discharge of their duties.

Under the Vectren Foundation Directors Matching Policy, the Vectren Foundation will match qualifying contributions up to $5,000 annually, made by active non-employee members of the Board. Qualifying organizations must be designated a 501(c)(3) Federal tax exempt entity by the Internal Revenue Service. This policy encourages and supports contributions that promote the preservation and restoration of natural resources, energy efficiency and renewable resources and institutions of higher education. The maximum match amount of $5,000 may be used by matching college or university gifts not to exceed $2,500 in total, and matching gifts to organizations focused on preservation and restoration of natural resources, energy efficiency and renewable resources not to exceed $2,500 in total.

Directors are eligible to participate in the Vectren Corporation Nonqualified Deferred Compensation Plans described starting on page 60 under the heading “Nonqualified Deferred Compensation.” At the present time, directors may defer all or a portion of their director fees and stock unit awards upon the lapse of restrictions applicable to those stock unit awards into the Vectren Corporation Nonqualified Deferred Compensation Plan, effective January 1, 2005, which is designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

The plans’ measurement funds mirror the investment options in the Company’s 401(k) plan except that the deferred compensation plans do not include any limitation on the amount of the contributions which can be allocated to the Company’s common stock. Participants have the ability to elect a scheduled distribution of any amounts deferred into the plans as long as the distribution is at least three plan years after the end of the plan year for which the participant elects the deferral. Once the director’s service on our Board has ended, the balance in these plans is paid in either a lump sum or annual installments over 5, 10 or 15 years.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2013. As an active employee, Mr. Chapman does not receive any additional compensation for his service as a director. No option awards or non-equity incentive plan awards were made to directors. Directors do not receive pensions and did not receive any above-market or preferential earnings on deferred compensation.

2013 DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash (1) (b)	Stock Awards (2) (c)	All Other Compensation (3) (d)	Total (e)
James H. DeGraffenreidt, Jr.	$70,000	$70,108	$2,034	$142,142
Niel C. Ellerbrook	$75,000	$70,108	$4,534	$149,642
John D. Engelbrecht	$75,000	$70,108	$4,534	$149,642
Anton H. George	$70,000	$70,108	$7,034	$147,142
Martin C. Jischke	$70,000	$70,108	$4,534	$144,642
Robert G. Jones	$70,000	$70,108	$4,534	$144,642
J. Timothy McGinley	$100,000	$70,108	$4,534	$174,642
R. Daniel Sadlier	$70,000	$70,108	$4,034	$144,142
Michael L. Smith	$80,000	$70,108	$4,534	$154,642
Jean W. Wojtowicz	$80,000	$70,108	$7,034	$157,142

(1)	This column represents annual cash retainers paid to Board members. These amounts are more fully discussed above under “Director Compensation.”

(2)
This column reflects the aggregate fair value at the grant date based on FASB ASC Topic 718, which in this instance is the number of stock units issued multiplied by the share price on the date of grant.

(3)
This column includes dividends paid on stock unit awards in 2013 and matching of qualifying charitable contributions. The table below discloses the breakdown of payments in the All Other Compensation column.

Name	Stock Unit Dividends	Directors Matching Policy Contributions	All Other Compensation
James H. DeGraffenreidt, Jr.	$2,034	$0	$2,034
Niel C. Ellerbrook	$2,034	$2,500	$4,534
John D. Engelbrecht	$2,034	$2,500	$4,534
Anton H. George	$2,034	$5,000	$7,034
Martin C. Jischke	$2,034	$2,500	$4,534
Robert G. Jones	$2,034	$2,500	$4,534
J. Timothy McGinley	$2,034	$2,500	$4,534
R. Daniel Sadlier	$2,034	$2,000	$4,034
Michael L. Smith	$2,034	$2,500	$4,534
Jean W. Wojtowicz	$2,034	$5,000	$7,034

Report Of The Nominating And Corporate Governance Committee

The Nominating and Corporate Governance Committee (“Governance Committee”) is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Governance Committee has four members and is composed entirely of non-employee directors all of whom the Board has determined to be independent pursuant to the rules of the New York Stock Exchange (“NYSE”). The chair of the Governance Committee is J. Timothy McGinley, who is also the Lead Director. The Governance Committee met four times during the past fiscal year. At each meeting, the Governance Committee conducts an executive session without management present.

Scope of Responsibilities

The Governance Committee has a number of significant responsibilities which are set forth in its charter posted at www. vectren.com, including:

•	Serving as a conduit for shareholders and other interested parties to communicate with the non-employee members of the Board regarding nominees and other matters affecting Company business;

•	Overseeing the succession planning process for the office of chief executive officer, senior management and the primary leadership of the Company’s subsidiaries and affiliates;

•	Monitoring other corporate governance matters, including periodically reviewing the Company’s Code of By-Laws and Articles of Incorporation as they relate to corporate governance;

•	Formulating recommendations concerning the composition, organization and functions of the Board and its committees;

•
Identifying and selecting qualified nominees for election to the Board, including assessing the viewpoint, background and demographics of nominees, and whether their presence on the Board would contribute to the overall diversity of the Board;

•	Recommending programs for continuing Board member education and development;

•	Establishing qualification criteria for service as a member of the Board, including “independence;”

•	Assessing the contributions of existing members of the Board for re-election;

•	Monitoring the effectiveness and functioning of the Board and its various committees;

•	Approving management participation on compensated third party boards of directors; and

•	Establishing compensation for non-employee members of the Board.

2013 Accomplishments

Throughout the year, the Governance Committee gathered, assessed, and, as appropriate, acted upon information relating to corporate governance, including governance-related items described in the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and those regulatory changes affecting listed companies established by the NYSE and the Securities and Exchange Commission (“SEC”). These efforts by the Governance Committee are ongoing.

As required by the Governance Committee’s charter, which is posted on the Company’s website at www.vectren.com, the Governance Committee conducted an annual review of the Corporate Governance Guidelines applicable to the full Board. Based upon that review, the Governance Committee concluded that a number of modifications, which are discussed later in this report, were advisable and appropriate to ensure the guidelines reflect the practices of the full Board and the Governance Committee. The current Corporate Governance Guidelines are posted on the Company’s website at www.vectren.com.

The Governance Committee is responsible for considering nominees for director, including nominees recommended by security holders. The policy for director nominations by shareholders is included under “Nomination of Directors by Shareholders” beginning on page 16 of this proxy statement. The criteria considered by the Governance Committee and the full Board when assessing candidates are contained in the Company’s Code of By-Laws (“By-Laws”) and are also set forth in Appendix A of this proxy statement.

From time to time, the Lead Director and the Governance Committee receive unsolicited inquiries from individuals interested in serving as a member of the Board. In the event such inquiries are sent to management, they are forwarded on to the Lead Director. Upon receipt of these inquiries they are vetted by the entire Governance Committee and a determination is made in light of the needs of the Board whether to pursue the matter further, which would include an analysis of the individuals under the Board’s qualification criteria. Each inquiry is evaluated on its individual merits.

In connection with the 2014 annual meeting, and employing the qualification criteria set forth in the Company’s Code of By-Laws, as well as the director retention criteria approved by the Board, the Governance Committee evaluated all of the nominees who are standing for re-election. As a result of that process, the Governance Committee concluded that the full Board should recommend to the shareholders the re-election of the existing directors.

During the year, the Governance Committee provided ongoing oversight with respect to each Board member’s relationship with the Company and its subsidiaries. This action was required under the “independence” standards for the Board, which were developed by the Governance Committee as required by the Company’s Corporate Governance Guidelines, and were approved by the full Board. The independence standards are set forth and discussed on pages 24-25 of this proxy statement. Based on these standards, the Board has determined that, with the exception of Mr. Chapman, who is an active employee and serves as the Board chair, president and chief executive officer of the Company, all members of the Board are independent.

During the year, the Governance Committee evaluated each Board member’s presence on committees in light of the applicable qualification requirements, including additional independence requirements pertinent to certain of the committees. Based upon this evaluation, the Governance Committee determined to recommend and made its recommendation to the full Board regarding the composition and leadership of each committee. Thereafter, those recommendations were adopted by the full Board.

During the year, the Governance Committee oversaw a formal communication process to ensure the Board receives adequate information regarding the actions taken by the boards of directors at the Company’s wholly-owned subsidiaries and affiliates. That process requires regular periodic management updates to the Governance Committee regarding such actions.

The Governance Committee oversees non-employee directors’ compliance with the stock ownership guidelines that have been established by the Board. Those guidelines are more fully discussed on page 24 of this proxy statement. During the year, stock ownership by directors was monitored and, as discussed on page 24 of this proxy statement, as of January 31, 2014, each director, with the exception of Robert G. Jones met the ownership threshold required by those guidelines. There is a five year transition period for compliance by directors, and Mr. Jones is within that transition period.

During the year, the Governance Committee continued with the administration of the succession planning process for the senior management of the Company and the primary leadership of the Company’s subsidiaries and affiliates. The Governance Committee believes that actively engaging in the succession planning process is a critical part of the Company’s long-term management continuity preparedness. Succession planning is an ongoing process with respect to management positions across the Company and is an integral part of the Company’s normal personnel planning activities. As part of this effort, during the year a number of organizational changes were made, resulting in the reallocation of responsibilities among a number of vice presidents, as well as the creation of new officer roles for certain functions. This process is expected to enhance the professional development of the persons involved, as well as result in better execution of the Company’s strategies and processes. The accomplishment of these outcomes will be the subject of continuing oversight by the Governance Committee as it administers the succession planning process. Reports on the succession planning process were provided to the Governance Committee during the year. On a regular basis, the chair of the Governance Committee provides updates on this subject to the Board as part of the executive session segments of Board meetings.

During the year, the Governance Committee reviewed the slate of individuals to serve as officers for the Company and recommended that the full Board re-elect the current officers to their respective positions in May of 2013. This review and recommendation was done in light of the Governance Committee’s ongoing assessment of the succession planning process. The Governance Committee also reviewed responsibilities within the management group and determined which individuals should be deemed to be insiders for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

During the year, the Governance Committee evaluated the leadership strengths of the Board, including the determination to consolidate the roles of Board chair and chief executive officer into a single position, as well as the Lead Director position and its attendant role and responsibilities. Mr. Chapman has served as chair since the 2011 annual meeting. Mr. McGinley has also served as the Lead Director since that time. This subject is discussed more fully at page 17 of this proxy statement with respect to the organizational structure of the Board. During the year, the Governance Committee also amended the Corporate Governance Guidelines to memorialize the existing practices of the full Board and the Governance Committee with respect to the role and responsibilities of the Lead Director.

During the year, the Governance Committee undertook an analysis of the appropriate size of the board. As a result of that effort, the Governance Committee concluded that the average size of boards at companies in the Company’s peer group is ten (10) directors. Benchmarking with other groups, including the S&P 500, was also undertaken. The Governance Committee concluded that the current size of the board, which currently has eleven (11) directors, remained appropriate and meets the needs of the Company and its stakeholders. As a result of this analysis, the Governance Committee amended Section 2.A of the Corporate Governance Guidelines to indicate the optimal size of the Board is ten to twelve members.

Under the oversight of the Governance Committee, formal Board development activities were undertaken during the year. The Board conducted a multi-day development session where they heard presentations from various external professionals with respect to important issues affecting the Company. As part of that session, the Board also received in-depth presentations from senior management regarding industry issues and processes affecting the Company and its subsidiaries. In addition, some members of the Board attended training activities focused on the development of directors’ skills.

The Governance Committee is charged with oversight of compensation for the non-employee members of the Board. Periodically, the Governance Committee directs the preparation of an analysis of the continuing market competitiveness of that compensation. Most recently, in 2012, the Governance Committee had such an analysis prepared by Hay Group, Inc., which is the independent compensation consultant employed by the Compensation and Benefits Committee. The analysis included a review of the annual board retainer, board meeting attendance fees, committee retainers, committee meeting attendance fees, and equity grants. The analysis primarily relied upon a review of comparative data from the group of companies within the industry peer group that has been used by the Company to measure its performance and used by the Compensation and Benefits Committee when establishing executive compensation. Based upon the analysis and review of current market data, it was the conclusion of the independent consultant that the compensation to outside directors was well below both the average and the median for the Company’s peer group. In August of 2012, the Governance Committee took action in response to that information and recommended an adjustment to director compensation. That recommendation was adopted by the Board at its September meeting, with an effective date of January 1, 2013. The specifics of director compensation are more fully discussed on pages 19-20 of this proxy statement under the heading Director Compensation. In 2014, the Governance Committee anticipates continuing to review, with assistance from an independent compensation consultant, the on-going market competitiveness of director compensation.

As the plan administrator of the Vectren Corporation At Risk Compensation Plan (“At Risk Plan”) with respect to compensation for non-employee members of the Board, the Governance Committee has made annual awards of restricted units for directors effective as of May 22, 2014 (subject to their re-election by the shareholders). The role of equity compensation as part of the total compensation provided to non-employee directors is more fully discussed beginning on page 19 of this proxy statement.

Early in 2014, the chair of the Governance Committee administered the annual Board performance evaluation process pursuant to which the Board critiqued its performance. The chair of the Governance Committee then presented the evaluation results to the full Board. In response, senior management developed an action plan that will be executed over the course of 2014.

During the year, the Governance Committee oversaw a process pursuant to which the review of compliance activities at the Company is formally apportioned among the existing committees of the Board. The Governance Committee received reports from the Company’s chief compliance officer on this subject and reviewed the allocation of those review responsibilities among the existing Board committees. The Governance Committee anticipates continuing to review the apportionment of compliance activities in 2014 and beyond.

During the year, the Governance Committee received a detailed report with respect to diversity at the board of directors’ level. While the Governance Committee concluded the Board is diverse, from the perspectives of both identity and skills and experience diversity, and has the requisite skills to fulfill its responsibilities, the Governance Committee also concluded that as part of the director succession process it will continue to focus further upon enhancing the diversity of the full Board as opportunities arise to add new members. That process is ongoing and is expected to continue in 2014 and beyond.

During the year, the Governance Committee conducted its annual review of the collective strengths and weaknesses of the Board members and their respective skill sets. This effort is used by the Governance Committee to ensure that the Board has the appropriate resources to function in a manner that is in the best interests of all of the Company’s stakeholders.

Following this effort, a presentation and discussion was held with the full Board, which evaluated each director in light of the criteria prescribed by the Governance Committee and, following that process, confirmed the conclusions of the Governance Committee.

During the year, the Governance Committee reviewed the best practices for conducting the performance evaluation of the Chief Executive Officer. Based upon the review and consideration of the research presented with respect to this process, the Governance Committee concluded that the Board’s existing process of providing for the Compensation and Benefits Committee to perform the review should continue. As part of that process, the chair of the Compensation and Benefits Committee provides a report to the full Board, excluding the Chief Executive Officer, during an executive session segment of a full Board meeting.

During the year, the Governance Committee reviewed the subjects of Board tenure and average director age. After reviewing these subjects, the Governance Committee concluded that no changes were necessary or advisable at this time with respect to Board tenure and confirmed the Board should not have a formal term limit policy. The Governance Committee also concluded that the existing composition of the Board is in line with the market relative to the average age of directors.

During the year, the Governance Committee developed, in concert with Mr. Chapman, the Chairman, President and Chief Executive Officer, an emergency succession plan to be implemented in the event he is unexpectedly rendered unable to perform his duties. That plan was vetted with the full Board and is available for execution should the need arise.

At the February 2014 meeting of the Governance Committee, the committee confirmed that all Board committees had complied with their respective charters during 2013. The Governance Committee will continue to oversee any future recommended revisions to Board committee charters to ensure that the apportionment of responsibilities among the committees is appropriate.

Share Ownership Policy

Our Company’s share ownership policy requires officers and non-employee directors to meet share ownership targets. The Governance Committee adopted that policy in 2000 and it provides a five year transition period for non-employee directors to comply with their applicable share ownership targets. The Board expects the covered persons to make ratable progress toward compliance each year. The program includes these key features:

•
Participants who are non-employee directors have a share ownership target based on a multiple of five times their annual cash retainer, which calculated as of January 1, 2014, equaled $350,000. As of January 31, 2014, all of the non-employee directors, excluding Mr. Jones who is in the transitional five year compliance period, exceeded the established ownership requirements. The Governance Committee reviews non-employee director stock ownership on an annual basis.

•
A participant may count toward his or her target the value of owned shares, phantom units of our stock in our nonqualified deferred compensation plans and vested “in the money” stock options, restricted shares and stock unit awards, with value based on the market price of our common stock.

In 2012, the Governance Committee, with assistance from the Hay Group, reviewed the reasonableness of the director share ownership guideline from a market perspective and concluded that it is, in fact, in line with the market. The Governance Committee anticipates reviewing the continuing appropriateness of the guidelines again in 2014.

Annual Committee Charter Review and Performance Evaluation

As required by the Governance Committee’s charter, during the year, the Committee reviewed its charter and determined that no changes were necessary or advisable. Also, as required by the Governance Committee’s charter, the Governance Committee conducted an annual performance evaluation, the results of which have been discussed among the members.

Director Independence Standards

In determining director independence, the Board considers broadly all relevant facts and circumstances, including the corporate governance listing standards of the NYSE, which are summarized below. The Board considers the issue not merely from the perspective of the particular director, but also from the perspective of persons or organizations with which the director has an affiliation. An independent director must be free of any relationship with the Company that impairs the director’s ability to make independent judgments, including indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company.

At a minimum, in making the independence determination, the Board applies the following standards, and it also considers any other relationships it deems relevant. A director will not be considered independent if any of the following criteria apply:

1.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer,[1] of the Company.

2.
The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3.
(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or, (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.
The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company at which any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5.
The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

The NYSE listing standards require that the Board affirmatively determine that a director has no material relationship at the Company. In determining whether a particular director satisfied the independence criteria, the Governance Committee considered the following transactions. In 2013, the Company purchased approximately $10,000 of advertising time from South Central Communications, Inc., a corporation in which Mr. Engelbrecht has an interest, which represents a very small percentage, less than 1%, of that corporation’s 2013 revenues. In 2013, the Company had banking relationships with Old National Bank, of which Mr. Jones is president and chief executive officer. The total fees paid for those relationships, which consisted of approximately $121,000 represents a very small percentage, significantly less than 1%, of that corporation’s 2013 revenues. These fees were solely transactional fees and included: $19,000 in payments for participation in the $600 million VUHI and Capital Corporation syndicated credit facilities at the level of $15 million and in the $100 million Vectren Capital Term Loan at the level of $5 million, in which Old National Bank was a non-lead bank; a $53,000 payment for provision of three letters of credit to Vectren Fuels, Inc. totaling approximately $5.2 million; and $49,000 in payments for bank account service charges related to provision of the Company’s payroll account, which serves several subsidiary companies, provision of the account processing automated customer checking account drafts for Vectren South, provision of the miscellaneous customer billings lockbox account, and provision of the checking account used in connection with a not-for-profit energy payment assistance fund. In addition, Old National Bank purchased utility services from the Company which represents a very small percentage, significantly less than 1%, of Old National Bank’s and the Company’s respective gross revenues. The Governance Committee determined that the amounts involved in these transactions were well below the levels provided in the director independence standards and were not material to the relevant directors or to any person or organization with whom they are affiliated.

1 For purposes of this standard, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

Selection and Evaluation of Director Candidates

All director candidates must meet the requirements established by the Governance Committee from time to time and the director qualification standards included in the Company’s Corporate Governance Guidelines. Candidates are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In considering director nominees pursuant to its charter, the Governance Committee employs a holistic approach to diversity, taking into consideration factors that affect a candidate’s life and work experiences, including, racial, ethnic, social, economic, educational, professional, geographic and community experiences. In discharging this responsibility, the Governance Committee assesses the viewpoint, background and demographics of the candidates. The Governance Committee seeks to create a board that is strong in identity diversity, as well as having a collective knowledge and diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and other factors the Governance Committee deems appropriate. When considering a candidate, the Governance Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then current mix of director attributes, including the matters discussed above. Specific selection criteria are set forth in the By-Laws and are also included in Appendix A.

Commitment

The Governance Committee is committed to ensuring that the Company implements and follows corporate governance principles that fulfill its responsibilities under its charter and to enhance, where appropriate, the Company’s corporate governance practices. The Governance Committee anticipates meeting at least three times in 2014.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

J. Timothy McGinley, Chair,
James H. DeGraffenreidt, Jr.,
Anton H. George, and
Michael L. Smith

Report Of The Corporate Affairs Committee

The Corporate Affairs Committee is primarily responsible for both ensuring the discharge of the Board’s duties relating to the Company’s policies, practices and procedures as a responsible corporate citizen and monitoring compliance with governmental regulations (other than SEC regulations). The Corporate Affairs Committee consists of four members. The Corporate Affairs Committee met three times during the past fiscal year. At each meeting, the Corporate Affairs Committee conducts an executive session without management present.

Scope of Responsibilities

The Corporate Affairs Committee’s responsibilities are set forth in its charter, which is posted on the Company’s website at www.vectren.com. Those responsibilities include:

•	Generally overseeing policies, practices and procedures relating to business practices, and legal compliance, including compliance by utility operations;

•	Overseeing policies, practices and procedures relating to public communications with key stakeholders, other than the financial community;

•	Overseeing policies, practices and procedures relating to community relations, including charitable contributions and community affairs;

•	Overseeing policies, practices and procedures relating to customer relations, including customer satisfaction and quality of customer service;

•
Overseeing policies, practices and procedures relating to employer practices and procedures, including the Company’s objective of being an employer of choice, the attainment of workforce diversity, and compliance with employment related laws, regulations and policies and the promotion of a culture of safety; and

•	Overseeing policies, practices and procedures relating to environmental compliance and stewardship, including adherence to environmental laws and regulations.

2013 Accomplishments

During the past year, the Company’s compliance with regulations at its utility operations was overseen by the Corporate Affairs Committee. Reports related to North American Electric Reliability Corporation compliance, facility locating and third party damage, and the Company’s response to existing and anticipated pipeline safety regulations were provided to the Committee. The Company’s compliance framework and the Committee’s oversight of compliance was benchmarked, and further improvements were made to facilitate such oversight, including conducting executive sessions between the Committee and the Chief Compliance Officer. The Chief Compliance Officer also reported on the process used to oversee compliance by the non-utility subsidiaries.

Throughout the past year, legislative matters of importance to the Company at the federal level, as well as in Indiana and Ohio, and the activities of the Company’s Political Action Committee were reviewed and discussed with the Corporate Affairs Committee.

During the past year, the Corporate Affairs Committee monitored the activities of the Vectren Foundation. This monitoring included receiving regular updates regarding the Foundation’s activities in the Company’s utility operating areas. The Committee recommended approval of the contribution level of the Foundation for 2014. In addition, the Committee received reports related to Community Sustainability initiatives being supported by the Company.

During the past year, the Corporate Affairs Committee monitored activities related to the Company’s relationships with its customers, including the ongoing measurement of customer satisfaction which is used by the Compensation and Benefits Committee as a performance metric for annual incentive awards under the Company’s At Risk Compensation Plan (“At Risk Plan”). That performance metric is discussed further on page 45 of this proxy statement. The Corporate Affairs Committee also regularly received reports relative to the measurement of customer satisfaction as determined by the firm of J.D. Power and Associates. Reports were provided regarding the Company’s continued implementation of gas and electric efficiency programs. Management also regularly reported on ongoing regulatory proceedings before the Indiana Utility Regulatory Commission and the Public Utilities Commission of Ohio.

During the past year, the Company’s safety performance was monitored by the Corporate Affairs Committee. Considerable attention was given to the company’s utility operations safety performance compared to peer companies, as well as efforts being implemented to minimize workplace accidents and injuries. Safety performance is also used by the Compensation and Benefits Committee as a metric in establishing annual incentive payment awards under the At Risk Plan. That performance metric is discussed further on page 45 of this proxy statement.

During the past year, the Corporate Affairs Committee monitored the Company’s employment practices. This monitoring included a report on negotiations related to a labor contract at one of the Company’s operating utilities. The Corporate Affairs Committee also monitored management’s continuing efforts to enhance employee diversity at the Company.

The Company’s environmental compliance and stewardship was considered at each meeting of the Corporate Affairs Committee. Presentations were provided regarding potential new or revised Environmental Protection Agency (“EPA”) regulations, including (1) regulation of mercury and other emissions from the Company’s coal fired electric generating units and (2) planned controls to be used at the plants to assure compliance with applicable regulations. Ongoing legal challenges to certain EPA regulations were reviewed. Reports were also provided on the status of former manufactured gas plant remediation activities and associated cost recovery efforts. In addition, the Corporate Affairs Committee received reports related to corporate sustainability initiatives, including the issuance of the Company’s 2013 Corporate Sustainability Report.

Annual Committee Charter Review and Performance Evaluation

As required by the Corporate Affairs Committee’s charter, in 2013 the Corporate Affairs Committee reviewed its charter and determined that no revisions were required. Also, as required by the Corporate Affairs Committee’s charter, the Corporate Affairs Committee conducted an annual performance evaluation, the results of which will be discussed by the Committee at its first meeting of the year in April of 2014.

Commitment

The Corporate Affairs Committee is committed to ensuring that the Company conducts its operations consistent with being a good corporate citizen. The Corporate Affairs Committee anticipates meeting at least three times in 2014 to continue to focus on the matters set forth in its charter.

CORPORATE AFFAIRS COMMITTEE

John D. Engelbrecht, Chair,
Niel C. Ellerbrook,
Martin C. Jischke, and
Robert G. Jones

Report Of The Audit And Risk Management Committee

The Audit and Risk Management Committee (“Audit Committee”) oversees the Company’s financial reporting process on behalf of the full Board. The Audit Committee currently consists of four members, who each satisfy the “independence” standard established by the full Board, as well as the independence requirements contained in the Corporate Governance Listing Standards of the New York Stock Exchange (“NYSE”). The Audit Committee met eight times during the past fiscal year.

Scope of Responsibilities

The Audit Committee operates under a written Audit and Risk Management Committee Charter containing provisions that address requirements imposed by the Securities and Exchange Commission (“SEC”) and the NYSE. That charter is posted on the Corporate Governance section of the Company’s website at www.vectren.com. The charter, as revised and restated in September 2012, clarifies the Audit Committee’s oversight of SEC and other financial compliance matters in addition to a number of other responsibilities that the Audit Committee performs. Those responsibilities include:

•	Overseeing the integrity of the Company’s financial statements;

•	Overseeing the independent registered public accounting firm’s qualifications and independence;

•	Overseeing the performance of the Company’s internal audit function (“Corporate Audit”) and independent auditor;

•	Overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, SEC compliance, and ethics that management and the Board have established; and

•	Overseeing the Company’s practices and processes relating to risk assessment and risk management.

2013 Accomplishments

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm, Deloitte & Touche, LLP (“Deloitte”), the financial statements and report of management on the effectiveness of internal control over financial reporting included in the annual report on Form 10-K. The Audit Committee also received reports from management with respect to each of the Company’s quarterly reports on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

Mr. Michael L. Smith serves as the Audit Committee’s designated “Audit Committee Financial Expert,” as previously determined by the Board. This appointment and designation was reviewed and approved by the Nominating and Corporate Governance Committee and confirmed by the Board. The other three committee members have significant financial acumen and have been determined by the Nominating and Corporate Governance Committee to be “financially literate” as that term is defined by the NYSE Corporate Governance Listing Standards. The “Nominee Biographies” section starting on page 9 of this proxy statement contains biographies of each Audit Committee member.

The Audit Committee has discussed with Deloitte matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 16, “Communications with Audit Committees.” Such matters include the timing of the audit, audit strategy and scope, and significant risks and unusual transactions. The Audit Committee has received from Deloitte the written disclosures required by the PCAOB regarding Deloitte’s independence, and has discussed with Deloitte their independence. The Audit Committee has approved the terms of Deloitte’s engagement letter.

The vice president of Corporate Audit reports functionally to the Audit Committee, and in early 2013, the Audit Committee reviewed and approved the Corporate Audit department’s charter, work plan, and budget for activities to be undertaken during 2013.

The Audit Committee met periodically with the vice president of Corporate Audit and Deloitte, with and without management present, to discuss the results of their audits and other activities, their evaluations of the Company’s internal controls, and their judgments as to the quality and the acceptability of the Company’s financial reporting.

During the year, the Audit Committee received updates from the Company’s legal counsel with respect to compliance with SEC rules and regulations and other litigation, claims, and legal matters that have potential to affect the Company’s financial statements.

In addition, the Audit Committee and the Compensation and Benefits Committee each received reports from management with respect to a risk analysis of compensation plans used by the Company and its subsidiaries. The analysis assessed whether these compensation plans promote excessive risk taking which would be reasonably likely to have a material adverse impact on the Company. Based upon that analysis, management concluded that none of the plans has that effect. This subject is discussed more fully on page 66.

Corporate Code of Conduct

As provided for in its charter, the Audit Committee is responsible for establishing, reviewing, and updating periodically a Corporate Code of Conduct (“Code”) and ensuring that management has established a system to enforce this Code. This process includes confirming that the Code is in compliance with all applicable rules and regulations. Additionally, processes have been outlined within the Code providing Company employees and others with the ability to directly contact the chair of the Audit Committee with issues arising under the Code or to utilize other methods to report issues, such as the Company’s anonymous third party administered hotline. A copy of the Code titled “Corp Code of Conduct” is posted on the Corporate Governance section of the Company’s website at www.vectren.com. The Audit Committee reviews management’s monitoring of the Company’s compliance with the Code and confirms that management has the proper review system in place to provide that the Company’s financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfy applicable legal requirements. The Audit Committee also confirmed, with assistance from the Corporate Audit department, that during 2013 the members of the Board have complied with the Code.

Risk Management

As provided for in its charter, the Audit Committee, throughout the year, received and reviewed reports from management regarding enterprise risk issues affecting the Company and considered by management’s Risk Management Committee. This included a comprehensive and regular review of numerous business matters that present potential risks for the Company. As part of risk management, the Audit Committee received reports regarding the Company’s approach to cyber-security issues.

Sarbanes-Oxley Section 404 Compliance

Throughout the year the Audit Committee received and reviewed reports from the vice president of Corporate Audit regarding the Company’s ongoing compliance with the certification and attestation requirements of Sarbanes-Oxley Section 404. The Audit Committee also received reports on this subject from the Company’s chief financial officer and chief accounting officer, as well as commentary from Deloitte with respect to the Company’s compliance.

Independent Registered Public Accounting Firm Activities

Pursuant to the Audit Committee’s responsibility to oversee the qualifications, independence, and performance of the Company’s independent registered public accounting firm, the Audit Committee appoints the firm and submits the appointment to the shareholders for ratification. With management’s assistance, the Audit Committee is actively involved in setting and approving the fees paid to Deloitte for its services.

The Audit Committee has adopted a formal policy with respect to the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is assessed on a case-by-case basis. In assessing requests for services to be provided by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditors’ independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The audit-related, tax, and other services provided by Deloitte in the last year and related fees were approved by the Audit Committee in accordance with this policy. Audit fees are disclosed in more detail on page 68 of this proxy statement.

When necessary, the Audit Committee assists the Company with the transition of engagement partners. This assistance includes an interview of the candidates. Audit partner transitions are required by PCAOB rules that mandate firms rotate engagement partners. The current Deloitte lead engagement partner has led the Company’s audit for two years.

Reappointment of Deloitte

The Audit Committee considered and has recommended to the full Board that Deloitte be reappointed as the Company’s independent registered public accounting firm for 2014. That recommendation calls for the reappointment to be subject to ratification by the Company’s shareholders at the 2014 annual meeting. In determining whether to make the recommendation to reappoint Deloitte, the Audit Committee took into consideration a number of factors including, but not limited to:

•	The quality of the Audit Committee’s ongoing discussions with Deloitte;

•	Deloitte’s independence;

•	Management’s perceptions of Deloitte’s industry expertise and past performance;

•	External data relating to audit quality and performance, including recent PCAOB reports on Deloitte and its peer firms; and

•	The appropriateness of fees charged.

Deloitte has been the Company’s independent auditor since May 17, 2002.

Delineation of Responsibilities Between Management, the Independent Registered Public Accounting Firm, and the Audit Committee

Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal control over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of its internal control over financial reporting; and evaluating any change in its internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting.

The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s responsibility is to monitor and review the processes performed by management and Deloitte. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit Committee members are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of Deloitte included in its reports on the Company’s financial statements and internal control over financial reporting. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm concerning the Company’s audited and unaudited financial statements, internal controls and related matters do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles; that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards; or that the Company’s independent registered public accounting firm is in fact “independent.”

2013 Form 10-K

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the full Board that the audited consolidated financial statements of the Company and its subsidiaries for 2013 be included in the annual report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

A copy of the Company’s 10-K is available without charge upon request. Send your request to:

Attn: Investor Relations
Vectren Corporation
One Vectren Square
Evansville, IN 47708
vvcir@vectren.com

Annual Committee Charter Review and Performance Evaluation

As required by its charter, the Audit Committee reviewed its charter during 2013. Based on the review, no actions were taken to amend the charter. The Audit Committee also confirmed it fulfilled the requirements of the charter over the course of 2013. Also, as required by the Audit Committee’s charter, the Audit Committee conducted an annual performance evaluation, the results of which have been discussed among the Audit Committee members.

Commitment

The Audit Committee is committed to ensuring that the Company implements and follows necessary and appropriate financial reporting processes. The Audit Committee anticipates meeting at least quarterly throughout 2014.

AUDIT AND RISK MANAGEMENT COMMITTEE

Michael L. Smith,Chair,
James H. DeGraffenreidt,
R. Daniel Sadlier, and
Jean L. Wojtowicz

Report Of The Finance Committee

The Finance Committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the financing activities of the Company’s utility and nonutility businesses. The Finance Committee consists of four members and is composed entirely of non-employee directors all of whom the Board has determined to be independent pursuant to the rules of the New York Stock Exchange. The chair of the Finance Committee is Niel C. Ellerbrook. The Finance Committee met three times during the last fiscal year. At each meeting, the Finance Committee conducted an executive session without management.

Scope of Responsibilities

The Finance Committee’s responsibilities are set forth in its charter, which is posted on the Company’s website at www.vectren.com. Those responsibilities include:

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Acting within parameters established by the full Board with respect to the financing activities of the Company, including, as necessary or advisable, financing activities of its subsidiaries or affiliates;

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Acting on behalf of the full Board in limited instances where it is not practical for the full Board to meet and take action with respect to finance matters and only within parameters prescribed and delegated by the full Board; and

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Appointing from among management the members of the Company’s Investment Committee, which is charged with monitoring retirement plan investments; developing retirement plan investment policies; selecting and reviewing investment managers and investment advisors; reviewing the funded status of the pension plans; and recommending Company contribution levels. The Finance Committee is also kept informed of the general activities of the Investment Committee, but does not make investment decisions, nor does it perform any functions delegated to the Investment Committee.

2013 Accomplishments

At the first meeting in 2013, the Finance Committee reviewed and approved the Company’s 2013 financing program. As part of this action, the Finance Committee received presentations from management regarding the Company’s credit ratings and capitalization ratios, as well as the forms of financing instruments that are available to the Company to effectuate both our short and long-term financing requirements. The Finance Committee received an overview of the state of the financial markets. The Finance Committee also received a report from management with respect to the Company’s investor relations activities. The Finance Committee reviewed and approved parameters for proposed financing transactions by the Company’s utility subsidiaries. The Finance Committee concluded by confirming the fulfillment of the responsibilities under the charter in 2012 and conducting their 2012 performance evaluation.

At the second meeting of the year, the Finance Committee reviewed the state of financing transactions in the utility industry. The Finance Committee also reviewed the status of the Company’s 2013 financing plans, including financings relating to a number of the Company’s nonutility businesses that were effectuated through Vectren Capital Corp. and were approved by the Board due to the timing of the transactions relative to the meeting schedule for the Finance Committee. The Finance Committee reviewed detailed reports regarding the status of the credit ratings for the Company’s various debt arrangements and discussed recent meetings management had conducted with representatives of rating agencies. The Finance Committee modified approved parameters for proposed financing transactions by the Company’s utility subsidiaries. They also reviewed the status of investments in the Company’s various retirement plans. Finally, the Finance Committee appointed the members of the Investment Committee that oversees investments in the Company’s benefit plans.

At the third meeting of the year, the Finance Committee reviewed the status of the Company’s execution of its 2013 financing plans. They also reviewed the Company’s proposed 2014 financing plans, as well as management’s recommended change to the common stock dividend payable December 1, 2013. The Finance Committee reviewed a report with respect to the Company’s credit ratings. Finally, the Finance Committee confirmed the fulfillment of their duties under the charter in 2013.

Annual Committee Charter Review and Performance Evaluation

As required by the Finance Committee’s charter, the Finance Committee reviewed its charter and determined that no changes were necessary or advisable at this time. Also, as required by its charter, the Finance Committee conducted its 2012 annual performance evaluation at its first meeting in 2013, which occurred in February. The Finance Committee will conduct its 2013 annual performance evaluation in April of 2014 at its first meeting of the year.

Commitment

The Finance Committee is committed to overseeing the financing activities of the Company on behalf of the full Board and, in limited circumstances, to act on behalf of the Board with respect to financing matters when delegated authority to respond to certain circumstances. The Finance Committee is also committed to discharging its role with respect to the Company’s benefit plans, as more fully defined in its charter. The Finance Committee anticipates meeting at least three times in 2014 to continue to focus on the matters set forth in its charter.

FINANCE COMMITTEE

Niel C. Ellerbrook,Chair,
John D. Engelbrecht,
Robert G. Jones, and
J. Timothy McGinley

Report Of The Compensation And Benefits Committee

The Compensation and Benefits Committee (“Compensation Committee”) has four members and met five times in 2013. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the New York Stock Exchange (“NYSE”) rules. The Compensation Committee members are also required to meet other independence requirements imposed by federal laws and regulations. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website at www.vectren.com. At each meeting, the Compensation Committee conducts an executive session without management present.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Establish the base salary, incentive compensation and any other compensation for the Company’s president and chief executive officer and each of the other executive officers of the Company;

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Administer the Company’s management incentive and stock-based compensation plans, and oversee the administration of the Company’s retirement and welfare plans and discharge the duties imposed on the Compensation Committee by the terms of the plans; and

•	Conduct the performance appraisal for the president and chief executive officer; and perform other functions or duties that are deemed appropriate by the full Board.

Compensation decisions for the Company’s executive officers named in the Summary Compensation Table in this proxy statement, which include the president and chief executive officer and other executive officers of the Company (collectively, “executive officers”), are made by the Compensation Committee. Decisions regarding non-equity compensation for other officers of the Company and the officers of the Company’s primary subsidiaries are made by the Company’s president and chief executive officer and, in certain cases, are reviewed and evaluated by the Compensation Committee. The Compensation Committee has engaged Hay Group, Inc. (“Hay Group”), an independent outside global human resources consulting firm, to conduct an annual review of the Company’s total compensation program (base salaries, annual incentives and long-term incentives) for the executive officers. At the Compensation Committee’s direction, Hay Group also provides advice with respect to the total compensation for the Company’s other officers, as well as the officers of the Company’s primary subsidiaries.

The agendas for meetings of the Compensation Committee are established by its chair with assistance from the other members of the Compensation Committee, the Compensation Committee’s independent compensation consultant, and the Company’s president and chief executive officer, chief financial officer, and chief legal and external affairs officer and secretary. Compensation Committee meetings are regularly attended by the president and chief executive officer, chief financial officer, chief legal and external affairs officer and secretary, and the vice president of Human Resources. The Compensation Committee’s chair reports the Compensation Committee’s recommendations on executive compensation to the Board and the Board approves the base salaries for the executive officers. Independent advisors, as directed by the Compensation Committee, support the Compensation Committee in its duties. In addition, one or more of the Company’s officers, as well as the Company’s Human Resources department, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Company’s Human Resources department is charged by the Compensation Committee with the task of executing the compensation plans and programs adopted by the Compensation Committee, as well as implementing changes in compensation levels as directed by the Compensation Committee. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary or advisable to assist in the fulfillment of its responsibilities.

Role of Board Chair, President and Chief Executive Officer in the Compensation Process

Compensation determinations for our executive officers, including the president and chief executive officer, are made by the Compensation Committee. The Compensation Committee delegates certain administrative duties to, and solicits recommendations from, Mr. Chapman, the chair of the Board, president and chief executive officer. He provides recommendations to the Compensation Committee regarding the base salary, annual incentive and stock-based compensation opportunity for each of the other executive officers. He receives and reviews market data from the Compensation Committee’s independent compensation consultant. Mr. Chapman considers that data, as well as the overall performance of each other executive officer, such executive officer’s contributions to the Company over the past year, such executive officer’s experience and potential, any change in such executive officer’s functional responsibility, and internal pay equity in making his recommendations. Mr. Chapman’s recommendations are reviewed by the Compensation Committee with assistance from its independent compensation consultant, and the Compensation Committee can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities under the Vectren Corporation At Risk Compensation Plan (“At Risk Plan”) for the other executive officers are approved by the Compensation Committee. The chairman, president and chief executive officer also provides recommendations with respect to those opportunities to the Compensation Committee for the Company’s other officers and certain of the officers of the Company’s primary subsidiaries.

The chairman, president and chief executive officer regularly attends Compensation Committee meetings to provide input as a representative of management. At each meeting when the Compensation Committee goes into an executive session, it excuses Mr. Chapman and any other members of management who may be present. Depending upon the matters to be considered during the executive session, the Compensation Committee’s independent compensation consultant may participate in portions of those sessions to advise the members. Actions required by the Compensation Committee relating to the establishment of executive compensation are deferred to and acted upon during the executive sessions.

Share Ownership Policy

Our Company’s share ownership policy requires officers and non-employee directors to meet share ownership targets. The Compensation Committee adopted that policy in 2000 and it provides a five year transition period for officers to comply with their applicable share ownership targets. The Compensation Committee expects the officers to make ratable progress toward compliance each year. The program includes these key features:

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Participants who are officers have a share ownership target based on a multiple of their base salary, which is three times base salary for Messrs. Benkert, Christian, and Doty, and five times base salary for Mr. Chapman. As of January 31, 2014, all of the current executive officers listed in the Summary Compensation Table exceeded the established ownership requirements. The Compensation Committee reviews executive officers’ stock ownership on an annual basis. As of January 31, 2014, all of the Company’s current officers, as well as the presidents of the Company’s primary non-regulated businesses, who are subject to the share ownership policy either held the required level of shares or they were still in their five year compliance transition period. Moreover, based upon research conducted at the Compensation Committee’s direction, the Compensation Committee determined in 2013 that the existing share ownership targets are in line with the market for such matters.

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A participant may count toward his or her target the value of owned shares, phantom units of our stock in our nonqualified deferred compensation plans and vested “in the money” stock options, restricted shares and stock unit awards, with value based on the market price of our common stock. Presently, there are no outstanding stock options held by the current executive officers of the Company.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants. In accordance with this authority, the Compensation Committee engaged Hay Group as its independent compensation consultant for 2013. The Compensation Committee began its relationship with Hay Group in 2005. The representatives of Hay Group report directly to the Compensation Committee and in performing their engagements work under the direction and supervision of the chair of the Compensation Committee. Once that work is completed, it is then reported to the entire Compensation Committee for review, discussion and, if appropriate, action by the Compensation Committee. As discussed on page 23 of this proxy statement, Hay Group is also engaged from time to time by the Nominating and Corporate Governance Committee to assist with the review and establishment of appropriate, market based compensation for the non-employee members of the Board. Under the direction and supervision of the chair of the Compensation Committee, Hay Group provides market data concerning compensation of executives at comparable companies in order to assist the Compensation Committee in determining whether the compensation system is a reasonable and appropriate means to achieve the Company’s business objectives. From time to time, Hay Group is also engaged by the Compensation Committee to provide advice with respect to other elements of executive compensation, including providing regulatory updates and advice on the positions on compensation matters taken by corporate governance firms, as well as advice with respect to employment, change in control, severance and retention agreements, and other arrangements and practices affecting executives. The Compensation Committee has re-engaged Hay Group as its independent compensation consultant for 2014.

The Compensation Committee requires that its compensation consultant must be independent. To ensure that occurs, the consultant can only perform work for the Company pursuant to an engagement of the Compensation Committee which provides that the work is performed under the direction and supervision of the Compensation Committee chair, and work for the Nominating and Corporate Governance Committee with respect to the compensation for non-employee members of the Board. No fees were paid to Hay Group for services other than executive officer consulting during 2013.

The Board has adopted the Vectren Corporation Compensation and Benefits Committee Consultant Engagement Policy, which is available on the Company’s website at www.vectren.com, to ensure that the Compensation Committee remains in compliance with applicable independence requirements, including those imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). The Compensation Committee has developed internal controls to ensure compliance with this policy and as part of those controls at each meeting there is a detailed review of the work that has been performed by Hay Group since the prior meeting and confirmation that the work is in conformity with the engagements between the Compensation Committee and Hay Group. During 2012, the NYSE issued a pronouncement with respect to the “independence” of consultants engaged by the Compensation Committee and the Compensation Committee made minor changes needed for its policy to comply with the NYSE pronouncement.

In light of new SEC and NYSE rules, the Compensation Committee considered the independence of Hay Group, including assessment of the following factors: (i) other services provided to the Company by the consultant; (ii) fees paid as a percentage of the consulting firm’s total revenue; (iii) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee has concluded that no conflict of interest exists that would prevent Hay Group from independently representing the Compensation Committee and that it is in compliance with the independence requirements discussed above.

Recoupment or Clawback Policy

The Compensation Committee has adopted a pay recoupment or clawback policy which provides, under certain conditions, for the return of certain annual incentive compensation received by officers of the Company and its subsidiaries for a period of up to three years. Generally stated, those conditions are a material restatement of the Company’s consolidated financial statements for a prior period, which, if such restated financial statements had been in effect at the time that incentive compensation was paid would have resulted in a lesser payment. The policy is intended to position the Company to comply with the requirements of the Dodd-Frank Act in this area, recognizing that neither the SEC nor the NYSE has adopted rules implementing this part of the law. The policy explicitly acknowledges that upon the adoption of further guidance from these authorities, the policy will need to be revised. Given the pending uncertainty in this area due to the lack of definitive guidance from the SEC and the NYSE, following the adoption of the policy the Compensation Committee has reserved the right in the grant agreements for awards of long-term incentive compensation issued under the At Risk Plan to subject those grants to any successor policy adopted by the Compensation Committee during the pendency of those grants. The Compensation Committee’s recommended pay recoupment or clawback policy has been approved by the Board and is available on the Company’s website at www.vectren.com.

Oversight of Company Benefits Plans

In addition to the responsibilities with respect to executive compensation, which are fully discussed in the Compensation Discussion and Analysis beginning on page 39 of this proxy statement, pursuant to its charter the Compensation Committee also has general oversight authority of benefit plans applicable to all employees and retirees. In furtherance of that charge, during 2013 the Compensation Committee received reports from management regarding retirement and welfare plans. Those reports also addressed issues arising from the passage of federal health care legislation. The Compensation Committee anticipates continuing to receive such informational reports during 2014.

The Compensation Committee also received reports from management regarding ongoing efforts by the Company to continuously improve the design of its incentive plans applicable to the majority of employees. While the Compensation Committee does not directly administer those plans, it provides counsel to management with respect to plan design issues. The Compensation Committee anticipates continuing to perform such a role in 2014.

Furthermore, the Compensation Committee and the Audit and Risk Management Committee each received reports from management with respect to a risk analysis of compensation plans used by the Company and its subsidiaries. The analysis assessed whether these compensation plans promote excessive risk taking which would be reasonably likely to have a material adverse impact on the Company. Based upon that analysis, management concluded that none of the plans has that effect. This subject is discussed more fully on page 66.

Company’s Human Resources Advisory Committee

The Company has a Human Resources Advisory Committee (“HRAC”) that is composed solely of officers and is focused upon establishing policy with respect to human resource matters. Under its charter, the Compensation Committee is charged with appointing the membership of the HRAC. Each year the Compensation Committee reviews the membership of the HRAC, and, with input from the chair, president and chief executive officer, selects members of management to serve on that committee.

Regulatory Updates and Governance Practices

Throughout 2013, the Compensation Committee regularly received updates from Hay Group regarding regulatory developments in the area of executive compensation. Those updates also addressed executive pay and governance practices as established by corporate governance rating firms. In establishing the executive compensation program that is more fully described in the Compensation Discussion and Analysis beginning on page 39 of this proxy statement, the Compensation Committee is ever mindful of these regulatory developments and executive pay and governance practices and endeavors to ensure that the Company’s executive compensation program is in alignment with those developments and practices.

Deductibility of Executive Compensation

In 1993, Congress enacted Section 162(m) of the Internal Revenue Code, which disallows corporate deductibility for “compensation” paid in excess of one million dollars to the chief executive officer and the other three highest paid executives unless the compensation is “qualified performance-based compensation”, which includes a requirement that it be payable solely on achievement of objective performance goals. The At Risk Plan, as re-approved by our shareholders in May 2011, has been structured to give the Compensation Committee the discretion to award compensation which satisfies the qualified performance-based compensation requirements of Section 162(m) of the Internal Revenue Code. Consequently, the Compensation Committee intends to the extent practical and consistent with the best interests of the Company and its shareholders to use compensation policies and programs that preserve the tax deductibility of compensation expenses. The At Risk Plan also requires deferral of any payment to these executives if the deduction would be eliminated by Section 162(m) until the deduction would no longer be eliminated or the executive officer separates from service. The delayed payment is automatically transferred to our nonqualified deferred compensation plan.

Annual Committee Charter Review and Performance Evaluation

In early 2013, the Compensation Committee reviewed its charter and approved minor updates to comply with the amended listing standards of the NYSE. Late in 2013, the Compensation Committee determined that during the year it had fulfilled its responsibilities under its charter. In addition, as required by the Compensation Committee’s charter, the Compensation Committee has conducted an annual performance evaluation, the results of which have been discussed with the committee members.

Compensation and Benefits Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference to the Company’s annual report on Form 10-K.

Commitment

The Compensation Committee is committed to fulfilling its responsibilities as set forth in the committee charter. The Compensation Committee expects to meet at least three times in 2014.

COMPENSATION AND BENEFITS COMMITTEE

Jean L. Wojtowicz,Chair,
Anton H. George,
Martin C. Jischke, and
R. Daniel Sadlier

Compensation Discussion and Analysis

In this “Compensation Discussion and Analysis” section the terms “we,” “our,” and “us” refer to Vectren Corporation and the term “Compensation Committee” refers to the Compensation and Benefits Committee of Vectren’s Board of Directors and the term “executive officers” refers to those executive officers named in the Summary Compensation Table in this proxy statement. Information concerning the compensation of directors can be found under the heading “Director Compensation” beginning on page 19 of this proxy statement.

The purpose of this Compensation Discussion and Analysis is to provide information about our compensation objectives and policies for our executive officers.

Forward-Looking Statements

The following discussion and analysis contains statements regarding our future Company and individual performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

The following are key features of our executive compensation program. A more detailed disclosure follows this summary. Our compensation philosophy and related governance features and practices are designed to align our executive compensation with long-term shareholder interests.

PAY FOR PERFORMANCE
The primary objectives of our compensation program are paying for Company performance, individual performance, level of job responsibility and attract and retain successful, high achieving employees. While all executive officers receive a mix of short-term and long-term incentive compensation, a greater portion of compensation that can be earned by our executive officers is tied to long-term performance because they are in a position to have greater influence on long-term results. A significant portion of compensation that can be earned by our executive officers is directly related to both annual and long-term Company performance-based goals that are established by the Compensation Committee.

As illustrated in the accompanying charts, in 2013, approximately 77% of the CEO’s total direct compensation (base salary, annual incentive and long-term incentive) and approximately 66% of the other executive officers’ (excluding Mr. Bohls, as his employment terminated on July 15, 2013) total direct compensation was performance-based and not guaranteed. The charts include base salaries as of the end of the year, target annual incentives and the fair value of the long-term incentives as of date granted.

•	Long-Term Incentive (100% Performance Based) - 54%	•	Long-Term Incentive (100% Performance Based) - 45%
•	Annual Incentive (100% Performance Based) - 23%	•	Annual Incentive (100% Performance Based) - 21%
•	Base Salary - 23%	•	Base Salary - 34%

CLAWBACK POLICY
In 2011, the Compensation Committee in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and on the advice of its independent compensation consultant adopted a policy to recoup or clawback future annual incentive compensation paid to current and former officers that resulted from a material restatement of financial statements. The Compensation Committee expects to review and refine, if necessary or advisable, this policy after the SEC provides guidance on how to address recoupment under the Dodd-Frank Act. The Compensation Committee also reserved the right in the long-term grant agreements that any successor clawback policy adopted will apply to such grants.

PERFORMANCE THRESHOLDS AND CAPS
Both the annual incentive and long-term performance awards granted to executive officers require a threshold level of performance in order to achieve payments, and the maximum payments are capped.

STOCK OWNERSHIP
We have a share ownership policy which requires executive officers to meet share ownership targets. Executive officers have a share ownership target based on a multiple of their base salary, which is five times base salary for Mr. Chapman, three times base salary for Mr. Benkert, Mr. Christian, and Mr. Doty, and, during time of employment which ended on July 15, 2013, two times base salary for Mr. Bohls.

HEDGING PROHIBITION, ANTI-PLEDGING POLICY
Under the Company’s Insider Trading Policy, insiders (which includes executive officers and board members) are prohibited from engaging in hedging transactions, pledging transactions and forms of speculation with respect to the Company’s common stock and related securities. The Company’s Insider Trading Policy is available in the Corporate Governance section of the Company’s website at www.vectren.com.

EXECUTIVE BENEFITS
Our executive benefits are limited to an executive physical program, executive life insurance and executive long-term disability insurance, which costs and premiums are assumed by the Company. We do not provide tax gross-ups for such benefits.

RETIREMENT PLANS AND NONQUALIFIED PLANS
In addition to tax-qualified plans which are available to substantially all non-union eligible employees of the Company and certain subsidiaries, the executive officers and other officers participate in a nonqualified benefit restoration plan and nonqualified deferred compensation plans which restore the benefits that are lost due to Internal Revenue Service (“IRS”) limitations. We also have an unfunded supplemental retirement plan. Participation in the unfunded supplemental retirement plan is limited to only four executive officers.

SEVERANCE BENEFITS
We have an executive severance plan and change in control agreements in which the executive officers of the Company participate. The change in control agreements employ a “double trigger” upon a change in control such that payments are only made upon a change in control and subsequent qualified termination of employment. We do not provide excise tax gross-ups for change in control benefits. The change in control agreements use a modified severance payment cap whereby the severance payment would be reduced to a level below the Section 280G safe harbor amount if the executive officer would receive a higher after-tax benefit than if the executive officer were to pay the applicable excise tax on the full payment amount.

INDEPENDENT COMPENSATION CONSULTANT
The Compensation Committee has engaged Hay Group to report directly to the Compensation Committee as its independent compensation consultant. The consultant provides independent advice to the Compensation Committee and does not provide any other services to the Company other than at the direction of the Compensation Committee. In addition, the Nominating and Governance Committee may from time to time employ the services of such independent consultant to provide market data on the competitiveness of our non-employee director compensation program.

Objectives of Vectren’s Compensation

The primary objectives of our executive compensation programs are as follows:

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Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and shareholder interests because those employees have more ability to affect the Company’s results.

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Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled workforce, we must remain competitive with the pay of other employers who compete with us for talent. Our compensation programs are designed to be competitive with market practices for comparable sized companies in the energy market and general industry markets, with the data that we take into consideration weighted 75% and 25%, respectively, to approximate our mix of utility and nonutility businesses.

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Compensation should reward performance. Our programs should deliver top-tier compensation given top-tier Company and individual performance; likewise, when Company performance lags the industry and/or individual performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay for performance and retention must be balanced.

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While all executive officers receive a mix of both annual and long-term incentives, executive officers at higher levels have an increasing proportion of their compensation tied to long-term performance because they are in a position to have greater influence on long-term results.

In assessing the appropriate overall compensation level for our executive officers, the Compensation Committee considers numerous factors and challenges facing our businesses, including:

•	Our need to attract and retain effective management;

•	The competitive markets in which we operate;

•	The economic conditions and resulting business challenges in the Midwest compared to other regions of the country;

•	The increasing regulation of our operations and the resulting impact on the cost of our products and services and our customers’ ability to pay for the services they receive;

•	The challenges and potential cost to access capital to finance our ongoing operations; and

•	The importance of our nonutility businesses to our overall long-term success.

Executive Compensation Strategy and Process

As discussed below, the Compensation Committee has established a number of processes to assist in ensuring that our executive compensation program is achieving its objectives. While the Compensation Committee reviews internal pay equity, it does not adhere to any multiple of pay policy or maximum or minimum levels of compensation.

ASSESSMENT OF COMPANY PERFORMANCE
The Compensation Committee uses Company performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers various measures of Company and industry performance, including, among other measures, earnings per share, return on equity and total shareholder return. The Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Compensation Committee has established specific Company performance measures, against which actual performance determines the size of payouts under the Company’s incentive programs.

ASSESSMENT OF INDIVIDUAL PERFORMANCE
Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. Annually, the Board completes a comprehensive evaluation of the CEO’s performance on a range of different performance measures including financial, operating and strategic achievements. The Compensation Committee meets to summarize and discuss the results of the evaluation process. The chair of the Compensation Committee then reports the results of this process to the full Board in executive session. For the other executive officers, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board’s direct interactions with each executive officer. As with the CEO, the performance evaluation of these executive officers is based on achievement of objectives by the Company and the executive officer, their contribution to the Company’s performance and other leadership accomplishments.

BENCHMARKING
The Compensation Committee used market compensation information from Hay Group’s Energy Industry Executive Compensation Report and Hay Group’s Industrial Executive Compensation Report to ensure that the executive compensation program as a whole is competitive, meaning generally within the 50th percentile of comparative pay of similar sized companies within Hay Group’s compensation reports when the Company achieves targeted performance levels.

In measuring the market competitiveness of our total compensation program, the Compensation Committee’s independent consultant, Hay Group, has advised the Compensation Committee members that the firm’s compensation survey reports (Hay Group Energy Executive Compensation Report and the Hay Group Industrial Executive Compensation Report), which contains information from approximately 460 companies (80 energy companies and 380 general industry companies), provides a well-founded source of information from which the Compensation Committee can assess our officers’ compensation compared with the entire marketplace. This will better ensure our total compensation program is in line with what others are paying their executives thus ensuring the Company attracts and retains the talent necessary to operate its businesses. To approximate our mix of utility and nonutility businesses, the market data taken into consideration is weighted 75% energy market data and 25% general industry market data.

The Compensation Committee also reviews peer group market compensation data as another data source for consideration in benchmarking compensation levels and pay mixes. The peer group criteria are described in detail on pages 48-49. The individual’s relative compensation position to benchmark is driven by Company and individual performance.

TOTAL COMPENSATION REVIEW
The Compensation Committee annually reviews each executive officer’s base pay, annual incentive and long-term equity incentive with the guidance of the Compensation Committee’s independent consultant. In addition to these primary compensation elements, the Compensation Committee reviews the deferred compensation programs and other compensation that would be required under various severance and change in control scenarios.

Material Differences in Compensation Policies for Individual Executive Officers

The Compensation Committee conducts an annual performance review of the CEO based on his contributions to the Company’s performance, achievement of objectives and leadership accomplishments. As discussed above, for the other executive officers, the Compensation Committee receives a performance assessment from the CEO and exercises its judgment based on the Board’s interaction with the particular executive officer, and compensation is based on the level of job responsibility, Company performance and individual performance. In addition, as part of the benchmarking process, as noted above, the Compensation Committee reviews market information with respect to the levels of compensation for executive positions similar to those held by our executive officers. Market comparability is an important factor in determining the amount of compensation awarded to the individual executive officer. Market data reflects that the chief executive officers of our peer companies and Hay Group’s benchmark data are paid higher, and with a greater proportion of at risk compensation, than other executives at those same companies. With assistance from its independent compensation consultant, the Compensation Committee designs total compensation packages which ensure that any differential between the pay for the CEO and the other executive officers is market based and is not excessive.

Monitoring of the Company’s Pay Practices

The Compensation Committee is mindful of the need to ensure that our pay practices are appropriate, in line with the market for executive compensation and serve our shareholders’ long-term interests. Below is a summary of practices that the Compensation Committee believes accomplish these goals:

•	Pay for performance by linking a significant portion of executive officers’ compensation to performance-based incentive opportunities (see page 39);

•	Mitigate risk in compensation programs that would be disadvantageous to the Company and our stakeholders by employing multiple performance measures and payment caps (see pages 44-48);

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Include a “double trigger” provision in our change in control agreements where severance benefits are only provided upon a change in control and subsequent qualified termination of employment (see pages 61-63);

•	No excise tax gross-ups upon a change in control (see pages 61-63);

•	Executive benefits are limited to an executive physical program, executive life insurance and executive long-term disability insurance (see page 51);

•	No tax gross-ups for executive benefits or other such benefits;

•	Employ robust share ownership guidelines for executive officers and other officers of the Company (see page 36);

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Prohibit hedging and pledging transactions and forms of speculation with respect to the Company’s common stock and related securities by insiders via the Company’s Insider Trading Policy (which is available in the Corporate Governance section of the Company’s website at www.vectren.com);

•	Utilize an independent compensation consultant;

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Do not pay cash dividends during the performance and vesting periods of long-term incentive grants; instead these dividend amounts are accrued and are at risk dependent upon the performance and vesting of the underlying grant (see page 47);

•	Our At Risk Compensation Plan prohibits the re-pricing of stock options; and

•	The intent of our performance metrics used in our incentive plans for the executive officers are designed to be compliant with the requirements of Section 162(m) of the Internal Revenue Code.

Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast an annual vote to approve a non-binding advisory resolution approving the compensation of our executive officers. At our annual meeting of shareholders held on May 23, 2013, approximately ninety-six percent (96%) of the votes cast at the meeting were voted in favor of the compensation paid to our executive officers, as disclosed in the Compensation Discussion and Analysis. The Compensation Committee believes this affirms shareholders’ support of our approach to executive compensation, and this was considered by the Compensation Committee in deciding not to change its approach in 2013. The Compensation Committee will continue to consider the outcome of our non-binding proposal to approve the compensation of our executive officers, as well as feedback from shareholders throughout the course of such year when making future compensation decisions.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants to provide assistance with the discharge of its responsibilities. In accordance with this authority, the Compensation Committee engaged Hay Group as its independent consultant for 2013. Hay Group has been the Compensation Committee’s independent consultant since September of 2005. Hay Group was originally selected following a process whereby the Compensation Committee interviewed a number of consultants. Hay Group was selected based upon the Compensation Committee’s assessment of the firm’s overall expertise in the area of providing compensation counsel to board compensation committees. The independent consultant reports directly to the Compensation Committee and attends the Compensation Committee meetings. The Compensation Committee restricts the scope of its engagement of Hay Group to executive compensation and other compensation and benefit matters that are reported to the Compensation Committee. The Compensation Committee has in place the Vectren Corporation Compensation and Benefits Committee Consultant Engagement Policy, as amended, which ensures that consultants and advisors engaged under the policy remain independent of the Company and its management. The policy requires consideration of all relevant facts and circumstances relating to independence, including the independence factors required to be considered by the NYSE listed company rules and consideration of any conflicts of interest before engaging any consultant and advisor. This policy is available in the Corporate Governance section of the company’s website at www. vectren.com. The independent compensation consultant may also perform services for the Nominating and Corporate Governance Committee. In 2013, Hay Group did not perform any services for the Nominating and Corporate Governance Committee. The work performed by Hay Group has not raised any conflicts of interest.

The independent compensation consultant provides an additional measure of assurance that our executive compensation program is a reasonable and appropriate means to achieve our objectives. The independent compensation consultant’s role is to advise the Compensation Committee on all executive compensation matters, including the following:

•	Executive compensation philosophy and strategy;

•
Executive compensation market analysis, which includes an annual competitive comparison of our pay levels to market practice for base salary, total cash compensation (base salary plus annual incentive) and total direct compensation (total cash compensation plus long–term incentive opportunities);

•	Executive compensation incentive plan design, employment agreements, severance and change in control benefits, targets and performance measures; and

•	Rules, regulations and developments in executive compensation.

Role of Management in the Compensation Process

Compensation determinations for our executive officers, including our president and CEO, are made by the Compensation Committee. The Compensation Committee delegates certain administrative duties to, and solicits recommendations from, Mr. Chapman, Board Chair, President and CEO. He provides recommendations to the Compensation Committee regarding the base salaries, annual incentives and long-term incentives for the other executive officers. With approval from the Compensation Committee chair, he receives and reviews market data from the Compensation Committee’s independent compensation consultant. Mr. Chapman considers that data, as well as the officer’s contribution to the Company over the past year, the overall performance of each officer, the officer’s experience and potential, and any change in the officer’s functional responsibility, among other items, and after he takes internal pay equity into account he makes his recommendations to the Compensation Committee. Mr. Chapman’s recommendations are reviewed by the Compensation Committee with assistance from its independent compensation consultant, and the Compensation Committee has the final decision making authority and can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities for executive officers are made by the Compensation Committee. The chairman, president and CEO and other members of management in attendance at Compensation Committee meetings are excused when decisions regarding their individual compensation are discussed by the Compensation Committee.

Elements of Vectren’s Compensation

Our total compensation program for executive officers includes base salaries, annual and long-term incentive opportunities under the At Risk Plan, retirement benefits, welfare benefits and other benefits.

BASE SALARY
Base salaries, which are reviewed annually and become effective at the beginning of March of the applicable year, are the non-variable element of cash compensation and are set relative to each position’s functions and responsibilities and the performance of the executive officer, with the intention of being competitive with market pay practices as described on pages 41-42. Establishing market-aligned salaries provides an objective standard by which to judge the reasonableness of our salaries, maintains our ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded. Generally, base salaries are based on the executive officer’s job responsibilities and performance in his or her position, the executive officer’s level of experience and expertise in a given area, and the executive officer’s role in developing and executing corporate strategy. The base salaries paid in 2013 to our executive officers are shown in column (c) of the Summary Compensation Table on page 53 of this proxy statement.

ANNUAL INCENTIVE COMPENSATION
 Consistent with our compensation objectives, as employees progress to higher levels in the organization, a greater proportion of overall compensation is linked to our performance and shareholder returns. Accordingly, all of our executive officers have a significant portion of their total compensation at risk. Participation in the shareholder-approved At Risk Plan is extended to the executive officers designated by the Compensation Committee in light of the roles they play in achieving financial and operating objectives. Under the At Risk Plan, the Compensation Committee provides for the payment of at risk annual compensation in the form of cash.

Annual incentive opportunities under the At Risk Plan are based on the Compensation Committee’s annual review of prevailing practices for comparable positions among similar companies of comparable size. Those prevailing practices are found in Hay Group’s compensation reports, which include approximately 460 companies in the energy and general industry markets, as described on pages 41-42. The Compensation Committee determines the potential annual incentive award and bases the target award upon a percentage of each participant’s base salary.

In February 2011, the Compensation Committee adopted the Vectren Corporation Annual Incentive Payment Recoupment Policy. Under this policy, the Compensation Committee will seek reimbursement of post-2010 annual incentives paid under any annual incentive plan to any current or former officer of the Company, including its subsidiaries and affiliates, in the event of a material restatement of financial results due to material noncompliance with SEC financial reporting requirements and as defined in the policy. You may access this policy on our website at www.vectren.com. The Compensation Committee also reserved the right in the long-term grant agreements that any successor clawback policy adopted will apply to such grants.

2013 ANNUAL INCENTIVE OPPORTUNITY AND RESULTS
The following table summarizes the executive officers’ 2013 target annual incentive opportunity and the weighting of performance metrics used by the Compensation Committee to determine the 2013 annual incentive opportunity under the At Risk Plan.

	Consolidated	Customer			Equivalent	Target Payout
Executive	EPS	Satisfaction	Conservation	Safety	Availability	(% of base salary) (1)

Carl L. Chapman	70%	10%	10%	10%		100%
Jerome A. Benkert, Jr.	70%	10%	10%	10%		65%
Ronald E. Christian	70%	10%	10%	10%		65%
William S. Doty	60%	10%	10%	10%	10%	60%
John M. Bohls	100%					50%

(1) Additional information on the range of annual incentive payouts can be found in the 2013 Grants of Plan-Based Awards Table on page 55.

•	Consolidated EPS—measures our achievement of specified earnings per share levels.

•	Customer Satisfaction—measures our achievement of specified levels of customer satisfaction based upon the following measures:

• Perception —measures customer perception of our customer service;

• Contact—measures the satisfaction of customers we have recently served; and

• Efficiency and Effectiveness—measures the percentage of calls answered within a specified time, and measures the percentage of customer transactions completed in the first call or contact;

•	Conservation—measures the achievement of gross therm savings in our service territories due to gas conservation programs in effect in Indiana and Ohio, and measures the achievement of electric savings in our Indiana service territory through conservation programs.

•	Safety—measures the minimization of DART (days away or restricted days or job transfer) incidents at the utility business.

•	Equivalent Availability—measures the achievement of a specified level of equivalent availability at our wholly-owned, coal fired electric generation facilities.

For the annual incentive, EPS was selected as a key measure because EPS and EPS growth are clearly linked to share value in our industry. While a significant portion of the annual incentive is tied to the financial earnings of the Company, which benefits our share owners and our other stakeholders, we also believe it is also important to link the compensation paid to our executive officers with other key metrics that are tied to the interests of all of our stakeholders. For this reason, we also employ performance metrics relating to safety, customer satisfaction, conservation and equivalent availability of our generating units (with this last measure affecting only one executive officer who has functional responsibility for that part of our business). We believe our success, as measured by these metrics, will result in long-term value to our overall business enterprise.

For each metric, a range of performance levels were established for 2013: threshold (zero payment), target (a percentage of base salary), and maximum (two times target). Linear interpolation is used for results between threshold, target and maximum. Actual award payouts are a function of achievement of predetermined target performance levels. The Compensation Committee has authority to decrease, but not increase, a payout to the executive officers.

For 2013, the Compensation Committee established a trigger mechanism for the payout of the annual incentive to executive officers. In order to achieve a payout under the At Risk Plan for 2013, the threshold of consolidated EPS of $1.70, including the effects of the approved adjustment rules, was required to be achieved to trigger any payment upon satisfaction of the criteria for customer satisfaction, conservation, safety and equivalent availability. The Compensation Committee has the authority to decrease the award and reserved the discretion to adjust the consolidated EPS measure for certain predetermined events, some of which occurred in 2013. The approved adjustment rules for 2013 included the following: (1) 90% of the accounting impacts related to business exit transactions, whether a gain or loss; (2) if business operations are discontinued during the year, whether classified for GAAP purposes as discontinued operations or not, earnings for incentives will be earnings from continued operations, and the incentive target will be adjusted to exclude any amounts related to the operations that were discontinued; (3) if there is a business acquisition and the acquired business was not included in the earnings target and an increase or a reduction of earnings occurs as a result of the acquired business, then the change in earnings will be excluded for purposes of calculating earnings; and (4) earnings will exclude a change to mark to market accounting where non-GAAP financial earnings are disclosed for ProLiance Holdings, LLC. The annual incentive amount paid to each executive officer is reflected in column (e) of the Summary Compensation Table. These amounts will be realized compensation to the executive officers in 2014, when the amounts are actually paid.

The tables below show the metrics, various performance goal levels and actual results for the 2013 annual incentive opportunity:

						Conservation (Gas/Therms 000’s,
		Customer Satisfaction				Electric/MWhs 000’s)

	Consolidated	Perception	Contact	Efficiency	Effectiveness	Gas-IN	Gas-OH	Electric-Plus	Electric-Core		Equivalent
	EPS (1)	(40%)	(40%)	(10%)	(10%)	(50%)	(20%)	(20%)	(10%)	Safety	Availability

Threshold	$1.70	93%	93%	78%	83%	2,000	580	15	38	28	85.3%
Target	$2.00	95%	95%	82.7%	88%	2,700	775	20	50	18	88.3%
Maximum	$2.30	97%	97%	90%	92.1%	3,000	850	22	55	6	91.3%
2013 Results
(Adjusted EPS)	$2.08	96.7%	96.7%	89.4%	89.4%	2,961	923	25.8	36.7	25	89.8%

(1) The Compensation Committee has approved the use of certain adjustments to the consolidated EPS measure to incent participants to focus on operational business performance from continuing operations. Under the approved rules, the consolidated 2013 EPS measure was adjusted from GAAP to exclude 90% of the accounting impacts relating to the sale of certain assets of ProLiance Holdings, LLC and further adjusted to exclude earnings related to the business operations of ProLiance Holdings, LLC that were sold. This resulted in a 2013 adjusted consolidated EPS of $2.08 which was used for incentive compensation purposes. The 2013 GAAP consolidated EPS reported on Form 10-K was $1.66. Please see Appendix C for a reconciliation of the Non-GAAP measure discussed herein to the most comparable GAAP measure.

The 2013 annual incentive payout was 127.1% of target for Mr. Chapman, Mr. Benkert and Mr. Christian, 129.4% of target for Mr. Doty, and 126.7% for Mr. Bohls. Mr. Bohls’ annual incentive amount was prorated for active service during the 2013 performance period as he terminated employment on July 15, 2013.

2014 ANNUAL INCENTIVE OPPORTUNITY
For 2014, the Compensation Committee elected to employ the same performance measures that were used in 2013, with the exception of how the perception and contact customer satisfaction metrics are measured. In 2014, the perception and contact metrics will incorporate a broader customer response scale and higher standards (top-box approach) to measure the customer experience. We believe this approach will be more reflective of the customer experience. Consistent with the previous year’s objectives, the consolidated EPS measure for the 2014 annual incentive will exclude impacts of potential business exit transactions, whether a gain or loss; will exclude impacts of certain business operations deemed appropriate by the Compensation Committee, whether such operations are classified for GAAP purposes as discontinued operations or not; and will exclude results from a business acquisition where the acquired business was not included in the earnings target as mentioned above. The EPS adjustments are intended to incent participants to focus on operational business performance from the continuing operations delineated by the Compensation Committee.

In addition, the Compensation Committee again established a trigger mechanism for the payout of the annual incentive to officers. In order to receive a payout under the At Risk Plan for 2014, the threshold of consolidated EPS of $1.93, including the effects of the adjustment rules discussed above, must be achieved to trigger any payment upon the satisfaction of the criteria for customer satisfaction, conservation, safety and equivalent availability.

The table below shows the metrics and various performance goal levels for the 2014 annual incentive opportunity:

						Conservation (Gas/Therms 000’s,
		Customer Satisfaction				Electric/MWhs 000’s)

	Consolidated	Perception	Contact	Efficiency	Effectiveness	Gas-IN	Gas-OH	Electric-Plus	Electric-Core		Equivalent
	EPS	(40%)	(40%)	(10%)	(10%)	(50%)	(20%)	(20%)	(10%)	Safety	Availability

Threshold	$1.93	62.7%	80.7%	82.1%	85.0%	2,210	700	17	30	25	84.9%
Target	$2.23	66.7%	84.7%	87.0%	88.0%	2,950	900	23	40	16	87.9%
Maximum	$2.53	70.7%	88.7%	91.0%	92.1%	3,250	1,000	25	44	7	90.9%

LONG-TERM INCENTIVE COMPENSATION
The purpose of the long-term incentive opportunity under the At Risk Plan is to motivate the attainment of our long-term growth and profit objectives, retain our executive officers and focus on the attainment of shareholder value. Under the At Risk Plan, the Compensation Committee determines the executive officers to whom grants will be made and the percentage of each executive officer’s base salary to be used for determining the amount of the grants to be awarded. The amount of an executive officer’s total compensation that is granted in performance-based stock units is based on market practices (based on prevailing practices found in Hay Group’s compensation reports, which includes approximately 460 companies in the energy and general industry markets, as described on pages 41-42), our business strategies, the individual’s scope of responsibility, the individual’s ability to impact total shareholder return and return on equity and individual performance.

Like the potential cash payment that may be received as the annual incentive opportunity under the At Risk Plan, this component of total compensation is also performance driven and completely at risk. Actual award payouts are a function of achievement of predetermined performance goals.

Our shareholders last approved the restated At Risk Plan on May 11, 2011, and as of December 31, 2013, the At Risk Plan reserved approximately 3.5 million shares for issuance.

The Compensation Committee’s current practice is to approve equity awards with a performance period starting on January 1st. This aligns our equity awards and related performance goals with our fiscal year and business strategies, strengthening the linkage between our executive compensation programs and actual performance.

The use of performance-based stock unit awards accomplishes the following:

•	Links long-term incentive compensation to predetermined performance goals (i.e., relative total shareholder return and earned return on equity performance); and

•	Manages and controls future share usage for incentive compensation plan purposes.

For performance-based stock units, the Compensation Committee determined that, rather than paying cash dividends on the performance-based stock unit awards, cash dividends would automatically be converted into a number of shares of performance-based stock units determined by dividing the amount of the dividend by our closing price on the NYSE on the dividend date. These dividend equivalent stock unit awards are at risk and subject to the same restrictions on transferability, forfeitability and performance measurements as the underlying stock unit awards.

The Compensation Committee reserved the right in the long-term grant agreements that any successor clawback policy adopted will apply to such long-term grant.

2013 PERFORMANCE-BASED STOCK UNITS
For 2013, the number of performance-based stock unit awards approved by the Compensation Committee at its December 2012 meeting was intended to provide each of our executive officers with a market-aligned long-term incentive value consistent with our compensation philosophy. The number of performance-based stock units awarded to each executive in 2013 was calculated using the following assumptions: (1) our closing stock price on the NYSE on November 23, 2012 discounted for risk of forfeiture over the three-year performance period and over the additional one-year vesting period, (2) annual dividend rate of $1.42 and (3) reinvestment of dividends subject to achievement of performance goals. The grants of performance-based stock units were effective as of January 1, 2013.

The ultimate earned value of the January 1, 2013 grants will be determined equally by:

(1)	our total shareholder return performance relative to the 2013 peer group during the three-year performance period, and

(2)	our earned return on equity performance during the final year of the performance period (2015), with an absolute measure set at a threshold of 8%, a target of 10% and a maximum of 12%.

We endeavor to provide a balanced approach to our long-term incentive compensation program by employing a relative total shareholder return measure and an absolute return on equity measure. For half of the opportunity, we use total shareholder return as the measure because it aligns the interests of our executive officers with the interests of our share owners by linking this portion of their at risk compensation to the returns our share owners receive on their investments in the Company compared to the returns they could have received had they invested their money in comparable investments (as reflected by our peer group returns). For the remaining half of this opportunity, we use return on equity as the measure because we believe it links this portion of at risk compensation for our executive officers to achieving appropriate levels of risk adjusted returns on the capital deployed. The measure of return on equity relates well to measuring performance with rate regulated assets. We believe both measures appropriately and directly align executive officers’ pay to Company performance and long-term shareholder value.

The target for the 2013 return on equity measurement was weighted predominately by utility targets established with reference to authorized regulatory returns and, to a lesser degree, by the higher risk-adjusted non-regulated return on equity targets established by the Compensation Committee as appropriate for that portion of our overall portfolio. The Compensation Committee considers a consistent return on equity target an appropriate method to establish long-term growth for the company and drive shareholder value. It provides management with a reasonable target to pursue appropriate risk-adjusted returns for both utility and nonutility portfolio performance. It also provides management with strategic guidelines with which to evaluate potential acquisitions and dispositions. The Compensation Committee also reviews projected and past peer group return on equity results to ensure competitiveness when setting the return on equity target. In recent years, both authorized regulatory returns and peer group return on equity results have generally declined, while the Compensation Committee has elected to maintain a steady return on equity target for Vectren.

The Compensation Committee will employ linear interpolation to calculate the payout on total shareholder return performance, and if performance as compared to the peer group is below the 25th percentile, the result will be a complete forfeiture of that portion, while performance at or above the 90th percentile will result in a doubling of that portion. The Compensation Committee also will employ linear interpolation to calculate the payout on earned return on equity performance and performance at or below threshold will result in a complete forfeiture of that portion, while performance at or above maximum will result in a doubling of that portion. Consistent with prior grants, generally, the recipient will be required to remain employed by us through December 31, 2016, which is one year after the end of the performance period.

The Compensation Committee uses a peer group of companies for benchmarking, which is reviewed each year by our independent compensation consultant to ensure the group aligns with our attributes and business model. In order to be included in the 2013 peer group, a company needed to satisfy all of the following criteria:

A)	Be included in one of the following SIC Codes (our SIC Code is 4932):

– 4911: Electric Services,

– 4931: Electric & Other Services Combined and

– 4932: Gas & Other Services Combined;

B)	U.S. domiciled;

C)	Minimum 3-year operating history of current company or predecessor company;

D)	Owns gas and electric distribution assets;

E)	3-year average utility operations contribute 50% or more of utility and nonutility earnings;

F)	3-Year average market capitalization greater than $0.5 billion and less than $8.0 billion;

G)	Company must qualify on the date of the award; and

H)	Deletions to the peer group after grant awarded only if SIC changes, the Company is acquired, nonutility grows beyond 50% or Company is no longer U.S. domiciled.

The peer group utilized for the January 1, 2013 grant consists of the following companies:

ALLETE, Inc.	Black Hills Corp.	Integrys Energy Group, Inc.	SCANA Corp.	Wisconsin Energy Corp.
Alliant Energy Corp.	CenterPoint Energy, Inc.	NiSource, Inc.	TECO Energy, Inc
Ameren Corp.	CMS Energy Corp.	NorthWestern Corp.	UIL Holdings Corp.
Avista Corp.	Empire District Electric Co.	Pepco Holdings, Inc.	UNS Energy Corp.

During 2013, CH Energy Group, Inc. was acquired by Fortis, Inc. and NV Energy, Inc. was acquired by MidAmerican Energy Holding Co. resulting in the deletion of these companies from the peer group after the January 1, 2013 grant date.

2014 PERFORMANCE-BASED STOCK UNITS
At the Compensation Committee’s December 2013 meeting, the Compensation Committee reviewed the long-term incentive opportunity to be provided in 2014, and subsequently approved the performance-based grants on January 17, 2014. The Compensation Committee determined the number of performance-based stock units included in the January 17, 2014 grants based upon a market competitive long-term incentive value for each executive officer and the number of stock units awarded were calculated using the following assumptions: (1) our closing price on the New York Stock Exchange on December 6, 2013 discounted for risk of forfeiture over a three year performance period and one year additional vesting period, (2) annual dividend rate of $1.44 and (3) reinvestment of dividends subject to achievement of performance goals.

At the February 2014 meeting, the Compensation Committee finalized the 2014 peer group of companies and made modifications to the peer group selection criteria to increase the size of the peer group. The Compensation Committee with assistance from its independent compensation consultant reviewed approaches to expand the current criteria to create a more inclusive list of companies while continuing to maintain alignment with our attributes and business model. To create the 2014 peer group, the following modifications and additions to the previous criteria (which are listed above) were approved by the Compensation Committee.

1.	The addition of the following SIC Codes: 4923 (Natural Gas Transmission and Distribution) and 4924 (Natural Gas Distribution);

2.	Addition of companies owning only natural gas or electric distribution assets;

3.	Change the market capitalization criterion to the 3-year average market capitalization between 0.4 times and 2.5 times that of Vectren’s 3-year average market capitalization; and

4.
A peer company will be deleted from the peer group after the grant date upon an announcement that it is to be acquired, unless following the consummation of the transaction the peer company continues to qualify for inclusion in the peer group at which time it will be considered again.

The peer group utilized for the January 17, 2014 grant consists of the following companies:

AGL Resources, Inc.	Cleco Corp.	Integrys Energy Group, Inc.	Pepco Holdings, Inc.	South Jersey Industries, Inc.
ALLETE, Inc.	CMS Energy Corp.	Laclede Group, Inc.	Piedmont Natural Gas Co. Inc.	Southwest Gas Corp.
Alliant Energy Corp.	El Paso Electric Co.	New Jersey Resources Corp.	Pinnacle West Capital Corp.	TECO Energy, Inc.
Atmos Energy Corp.	Great Plains Energy, Inc.	Northwest Natural Gas Co.	PNM Resources, Inc.	UIL Holdings Corp.
Avista Corp.	Hawaiian Electric Industries, Inc.	NorthWestern Corp.	Portland General Electric Co.	Westar Energy, Inc.
Black Hills Corp.	IdaCorp, Inc.	OGE Energy Corp.	SCANA Corp.	WGL Holdings, Inc.

The January 17, 2014 performance-based stock unit grant will be measured against the performance of our 2014 peer group companies. The performance measurement will be weighted equally between (1) our total shareholder return performance relative to the 2014 peer group during a three-year performance period, and (2) our earned return on equity performance during the final year of the performance period (2016), with an absolute measure set at a threshold of 8%, a target of 10% and a maximum of 12%. The return on equity measurements were established as long-term targets for the business, as well as for business investment decisions and were unchanged from 2013. The performance period on this grant commenced on January 1, 2014 and will conclude on December 31, 2016. At the end of the performance period, the grant is subject to a one year vesting period during which, generally, the executive must continue to be employed by us. The payout will be valued based upon the average of the closing price on the New York Stock Exchange for the three consecutive trading days immediately preceding December 25, 2016 and all restrictions will lapse on December 31, 2017. Executives will not have any voting rights with respect to those stock units and no cash dividends will be paid on performance-based stock units during the period of restriction. However, dividends will accrue on the performance-based stock units and the amount of dividends ultimately paid will be determined based upon the actual amount of stock units that are awarded following the performance measurement using the two metrics described above. The Compensation Committee reserved the right in the grant agreements that any successor clawback policy adopted by the Compensation Committee will apply to such long-term incentive grants.

2011 AND 2012 PERFORMANCE-BASED STOCK UNITS

Grant Date	Performance Period	Performance Measures	Status

		Equally between relative	Performance results were certified in February 2014. Results
January 1, 2011	2011 - 2013	Total Shareholder Return	were above target, with 116.5% of the target number of stock
		and earned Return on Equity	units including accrued dividends awarded.
		Equally between relative	Results will be certified in 2015. Generally, the stock units
January 1, 2012	2012 - 2014	Total Shareholder Return	will vest and be paid to the executive officers on
		and earned Return on Equity	December 31, 2015.

(1)
The same adjustments to the consolidated EPS measure for the annual incentive discussed on page 46 were applied to the return on equity measure relating to the 2011 performance-based stock units. Return on equity applies to 50% of the award opportunity. For incentive purposes, the adjusted return on equity was 11.16% versus the GAAP measure of 8.89%. The incentive target return on equity was 10%, and our return on equity for incentive purposes resulted in a payout multiplier of 1.58 for that 50% of the award opportunity. Please see Appendix C for a reconciliation of the Non-GAAP measure discussed herein to the most comparable GAAP measure.

(2)
Relative total shareholder return measure represents 50% of the value of the grant. Our relative total shareholder return rank compared to the 2011 peer group was 12 of 19 resulting in payout multiplier of 0.75.

Performance results were above target, with a payout multiplier of 116.5% of the target number of stock units including accrued dividends awarded. Generally, the stock units will vest and be paid to the executive officers in cash on December 31, 2014, unless such officer is not in compliance with the stock ownership policy then payment will be paid in Company common stock. For Mr. Bohls, the 2011 performance-based stock units vested upon certification of the performance measures by the Compensation Committee in February 2014 and were paid shortly thereafter to his beneficiaries and estate.

For 2014, the same adjustments, if any, as described for the 2014 consolidated EPS measure on page 46 will apply to the earned return on equity measure relating to the 2012 performance-based stock units. The return on equity measure will also exclude the impacts of lower return on equity created by new goodwill from a Board approved utility acquisition unless waived by the Compensation Committee. The Compensation Committee also maintains the authority to decrease the stock unit award payout.

RETIREMENT, WELFARE AND OTHER BENEFITS
In general, the Company’s benefits program is designed to provide a safety net of protection against financial catastrophes that can result from illness, disability or death, to provide retirement income based on years of service with the Company and to provide transitional assistance to employees who are separated from the Company. We offer these benefits to retain and attract Company officers and to provide a competitive total benefits package. In addition to the benefits, plans and agreements described in more detail below, the executive officers are eligible to participate in a range of broad-based employee benefits including, but not limited to, vacation pay, sick pay, medical insurance, dental insurance and group-term life insurance.

QUALIFIED RETIREMENT BENEFIT PLANS
Our executive officers are eligible to participate in our tax-qualified defined benefit plan and tax-qualified defined contribution plan, which are subject to Internal Revenue Code limitations on allowable compensation for benefit calculation purposes, as well as for limits on the amount of benefits or contributions allowed. For 2013, the Internal Revenue Code limited the amount of compensation that can be used to calculate a pension benefit to $255,000 and the amount of annual pension that can be paid from a tax qualified plan to $205,000. The tax-qualified defined benefit plan consists of a cash balance formula and a traditional final average pay formula. Our tax-qualified plans were available to substantially all non-union eligible employees of the Company and certain subsidiaries in 2013. For a specific description of the defined benefit plans in which the executive officers participate, see the 2013 Pension Benefits table and the accompanying narrative beginning on page 57. The amount of the Company’s contributions to the tax-qualified defined contribution plan for each executive officer can be found on page 54.

NONQUALIFIED COMPENSATION PLANS
Our executive officers are covered by nonqualified plans that restore the benefits and contributions mentioned above in light of the Internal Revenue Code compensation and benefit limits. To the extent contributions to our tax-qualified defined contribution plans are reduced by reason of Internal Revenue Code limits, we will make up these contributions in an unfunded nonqualified deferred compensation plan arrangement. Also, to the extent benefits under our tax-qualified defined benefit pension plan are limited by Internal Revenue Code limits, the benefits are restored under an unfunded nonqualified plan. The amounts paid under these restoration plans are paid from our general assets. We also have a supplemental pension plan which covers Messrs. Chapman, Benkert, Christian and Doty. For a specific description of the nonqualified defined benefit plans in which the executive officers participate, see the 2013 Pension Benefits Table and the accompanying narrative beginning on page 57. For a specific description of the nonqualified deferred compensation plans in which the named executives participate, see the narrative on page 60 and the 2013 Nonqualified Deferred Compensation Table.

EXECUTIVE BENEFITS
Our executive officers are provided with additional life and long-term disability insurance benefits with premiums being paid by the Company. The life insurance benefit equals two times base salary with a cap of $1.75 million. Long-term disability coverage is equal to 60% of base salary plus the target amount of the executive officer’s annual incentive compensation. Both benefits end upon the executive officer’s termination of employment, unless the named executive officer has a qualified termination after a change in control in which coverage would continue for a specified period of time. In addition, the executives participate in an executive physical program which offers outpatient health assessments and physical examinations paid for by the Company. The amount of life insurance premiums, long-term disability insurance premiums and executive physical program costs for the executive officers are included in the “All Other Compensation” column of the Summary Compensation Table on page 53.

EXECUTIVE SEVERANCE PLAN AND CHANGE IN CONTROL AGREEMENTS
We offer our executive officers participation in an executive severance plan and separate change in control agreements to provide transitional assistance if separated from the Company. The purpose of the severance plan and change in control agreements is to provide our executive officers with certain severance benefits upon qualifying terminations. This benefit allows the executive officers to focus on the business of the Company without the distraction of its impact on the executive officer’s employment and then to provide the executive officer with a smooth transition to other employment. Severance benefits are payable under the severance plan and the change in control agreements only if the executive officer’s employment is terminated by the Company other than for cause, death or disability, or the executive officer resigns employment for good reason. For a more detailed discussion of the Company’s severance plan and change in control agreements, see page 61.

Mr. John Bohls’ Severance Agreement

As a result of the sale in December 2011 of Vectren Source, a natural gas marketing business, and the 2013 disposition of the certain assets of ProLiance Energy, LLC, the natural gas marketing operation of ProLiance Holdings, LLC, which is 61% owned by an affiliate of Vectren, Mr. Bohls’ employment with the Company and subsidiaries terminated without cause on July 15, 2013. Mr. Bohls’ primary job responsibilities were tied to these businesses prior to their disposition.

Effective upon his termination, we entered into a Severance Agreement with Mr. Bohls which provided for certain severance benefits, most of which were provided for in the Vectren Corporation Severance Plan for Executive Officers (“Severance Plan”). The Severance Agreement contained certain releases, waivers and non-competition provisions as well as reaffirmations of restrictive covenants contained in the Severance Plan. Shortly after Mr. Bohls’ termination of employment, he was killed in an accident. Under the terms of the Severance Agreement, Mr. Bohls received or his beneficiaries or estate will receive the following severance payments: (1) a lump-sum payment of $440,700 which was equal to 1.5 times Mr. Bohls’ annual salary; (2) a payment in 2014 of $99,919 which was a portion of the annual incentive based on actual performance and prorated for active service during the year of termination; (3) a lump-sum payment of $25,082 which was equal to 18 months of the employer and employee monthly contributions to the employer’s medical, prescription and dental plans; (4) a lump-sum payment in the amount of $6,000 for outplacement services; (5) payment for accrued and unpaid vacation which totaled $39,550; and (7) with respect to his performance-based stock units: a payment of $457,677 for his 2010 performance-based stock units valued upon termination of employment (this award was adjusted for actual performance prior to termination), a payment in 2014 of $538,466 for his 2011 performance-based stock units which were adjusted for actual performance and prorated for active service during the performance period ending on December 31, 2013, and the remaining 2012 and 2013 performance-based stock units will be valued and paid, if any payment is due, after the applicable three-year performance period and upon certification of the performance measures by the Compensation Committee. The 2012 and 2013 performance-based stock units will be subject to actual performance and prorated for active service during the applicable three-year performance period.

Vectren also entered into a consulting agreement dated July 17, 2013 with Mr. Bohls pursuant to which Mr. Bohls agreed to provide certain consulting services to Vectren upon Vectren’s request for an agreed-upon hourly charge. No consulting services were performed.

Executive Compensation Tables and Disclosures

Realized Compensation

The calculation of total compensation, as shown in the 2013 Summary Compensation Table (“SCT”) that appears on page 53, includes several items that are driven by accounting assumptions and which are not necessarily reflective of the compensation actually realized by the named executive officer in a particular year. To supplement the SEC required SCT, we have included the realized compensation table below, which shows the total compensation actually realized by each named executive officer, as reported on each named executive officer’s Form W-2 for each calendar year shown. The primary differences between the 2013 realized compensation amounts and the total compensation amounts disclosed in the SCT are Stock Awards values, Change in Pension values, and realized compensation from previously granted stock options which were exercised in 2013. Stock Awards and Change in Pension values in the SCT represent compensation that will be realized by the named executive officers in future years, with the values of the Stock Awards being contingent on the Company’s successful achievement of predetermined financial performance targets.

2013 REALIZED COMPENSATION TABLE (SOURCE FORM W-2)
Name and Principal Position	Year	Realized Compensation (1)

	2013	$3,361,185
Carl L. Chapman	2012	$1,717,780
Chairman, President & CEO	2011	$1,613,988

	2013	$1,693,498
Jerome A. Benkert, Jr.	2012	$825,984
EVP, CFO & President, Vectren Shared Services	2011	$1,023,266

Ronald E. Christian	2013	$1,486,226
EVP, Chief Legal & External Affairs Officer &	2012	$743,098
Corporate Secretary	2011	$886,750

	2013	$1,224,860
William S. Doty	2012	$653,500
EVP Utility Operations & President VUHI	2011	$677,995

(1)
The amounts reported in the table above reflect income for the calendar years shown as reported on the named executive officers’ Form W-2. These amounts differ from the amounts reported in the total compensation column of the 2013 Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the 2013 Summary Compensation Table. Generally speaking, realized compensation excludes the following as reported in the Summary Compensation Table: (1) the grant date fair value of the stock awards (as reflected in the Stock Awards column) as it is likely different amounts will be realized or paid at a future date depending on actual performance of the Company (in future years the amounts actually paid relating to the stock award grants will be reflected in named executive officers’ realized compensation); (2) the year-over-year change in pension value (as reported in the Change in Pension Value and Nonqualified Deferred Compensation Earning column) as these amounts will be paid to the named executive officer at a future date; and (3) bonus amounts that were earned in a particular year and actually paid in a subsequent year (as reflected in the Non-Equity Incentive Plan Compensation column). Realized compensation reflects salaries, bonuses, stock options exercised and stock units that were actually paid in the reported calendar year. Also, as reported in box 5 of Form W-2, realized compensation includes deferrals of compensation by the named executive officer into the qualified and nonqualified deferred compensation plans, and excludes any amounts previously deferred into these plans and paid in a subsequent year.

2013 Summary Compensation Table

The following table shows the compensation paid to or earned by each of the named executive officers during the fiscal year ending December 31, 2013, as required under SEC rules. The Company has determined that, following the departure of Mr. Bohls, the only executive officers (as defined under SEC rules) of the Company are Messrs. Chapman, Benkert, Christian and Doty.

Name and			Stock	Non-Equity Incentive	Change in Pension Value	All Other
Principal Position	Year	Salary (1)	Awards (2)	Plan Compensation (3)	and NQDC Earnings (4)	Compensation (5)(6)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Carl L. Chapman	2013	$785,579	$1,819,590	$1,016,608	$920,787	$129,710	$4,672,274
Chairman,	2012	$711,156	$1,474,875	$1,034,188	$1,359,268	$105,614	$4,685,101
President & CEO	2011	$641,156	$1,114,180	$694,200	$602,072	$97,477	$3,149,085

Jerome A. Benkert, Jr.	2013	$405,782	$608,382	$337,666	$52,922	$55,649	$1,460,401
EVP, CFO & President,	2012	$388,763	$598,000	$364,484	$346,887	$48,989	$1,747,123
Vectren Shared Services	2011	$366,841	$552,160	$236,840	$127,690	$52,043	$1,335,574

Ronald E. Christian	2013	$379,875	$475,038	$316,108	$73,035	$53,619	$1,297,675
EVP, Chief Legal &	2012	$364,494	$465,750	$341,211	$249,108	$46,139	$1,466,702
External Affairs Officer &	2011	$346,347	$436,305	$223,639	$73,274	$48,438	$1,128,003
Corporate Secretary

William S. Doty	2013	$330,937	$411,144	$258,404	$138,960	$27,560	$1,167,005
EVP Utility Operations	2012	$319,926	$408,250	$281,058	$580,527	$24,955	$1,614,716
& President VUHI	2011	$303,441	$382,075	$193,145	$324,277	$28,747	$1,231,685

John M. Bohls	2013	$162,198	$333,360	$0	$6,469	$1,944,976	$2,447,003
President, Vectren	2012	$283,134	$330,625	$185,380	$16,253	$31,618	$847,010
Energy Marketing	2011	$272,586	$313,055	$105,033	$10,503	$36,369	$737,546

(1)	Amounts shown represent base salaries earned during the fiscal year.

(2)
For 2011-2013, the named executive officers received only performance-based stock units. The 2013 stock awards are detailed in the 2013 Grants of Plan Based Awards Table on page 55 of this proxy statement. The compensation cost for stock unit awards represents the aggregate grant date fair market value of each equity award computed in accordance with FASB ASC Topic 718. If the conditions for the highest level of performance are achieved, the value of the performance-based stock unit award at the grant date would be as follows: Mr. Chapman: 2013 - $3,639,180, 2012 - $2,949,750, 2011 - $2,228,360, Mr. Benkert: 2013 - $1,216,764, 2012 - $1,196,000, 2011 - $1,104,320, Mr. Christian: 2013 - $950,076, 2012 - $931,500, 2011 - $872,610, Mr. Doty: 2013 - $822,288, 2012 - $816,500, 2011 - $764,150, and Mr. Bohls: 2013 - $666,720, 2012 - $661,250, 2011 - $626,110. At the lowest level of performance, the performance-based stock unit awards are forfeited. No options were granted in 2013, 2012 or 2011. For financial reporting purposes, no determination of grant date fair value is required as the stock unit awards are accounted for as liability awards since they are, or can be, settled in cash. For purposes of the required disclosure in this proxy statement, a Monte Carlo valuation model was used to estimate the grant date fair value of the stock unit awards. The Monte Carlo model utilizes multiple inputs to produce distributions of total shareholder return for the Company and each of its peer group companies to calculate the fair value of each award. Expected volatilities utilized in the model are based on implied volatilities from the historical volatility of stock prices for us and each peer company, using daily adjusted stock prices for the three-year period preceding each grant date. The dividend yield is based on historical experience and our estimate of future dividend yields. The risk-free interest rate is based on the U.S. Treasury rates on the grant date with maturity dates approximating the performance period. The grant date fair values of the stock unit awards for 2013, 2012 and 2011 were determined using the following assumptions (actual amounts earned will be determined after the applicable three-year performance period and, generally, paid one year later):

	2013	2012	2011
Dividend yield	4.78%	4.58%	5.38%
Risk-free interest rate	0.36%	0.40%	1.02%
Volatility	18.04%	21.18%	27.20%

(3)
The amounts shown in this column are exclusively annual cash awards under the At Risk Plan for 2013, 2012 and 2011 performance, which is discussed under the heading “Annual Incentive Compensation” in the Compensation Discussion and Analysis. The amounts reported are the amounts earned in the reported year but actually paid in the subsequent year. For Mr. Bohls, his 2013 prorated annual incentive is included in column (g) All Other Compensation.

(4)
This column reflects the increase in the actuarial present value of the named executive officers’ benefits under all pension plans of the Company determined using interest rate and post-retirement mortality assumptions consistent with those used in the Company’s financial statements. No above-market or preferential earnings are paid on deferred compensation pursuant to the Company’s deferred compensation plans.

(5)
This column reflects employer contributions to the qualified retirement plan (Chapman: 2013 - $15,300, 2012 - $15,000, 2011 - $14,700, Benkert: 2013 - $15,300, 2012 - $15,000, 2011 - $14,700, Christian: 2013 - $15,300, 2012 - $15,000, 2011 - $14,700, Doty: 2013 - $7,650, 2012 - $7,500, 2011 - $7,350, and Bohls: 2013 - $15,300, 2012 - $15,000, 2011 - $14,700); the dollar value of insurance premiums paid by, or on behalf of, us and our subsidiaries with respect to insurance for the benefit of executive officers (Chapman: 2013 - $19,171, 2012 - $18,641, 2011 - $17,962, Benkert: 2013 - $9,433, 2012 - $9,270, 2011 - $8,901, Christian: 2013 - $9,001, 2012 - $8,855, 2011 - $8,279, Doty: 2013 - $7,847, 2012 – 7,707, 2011 - $7,222, and Bohls: 2013 - $4,448, 2012 - $6,426, 2011 - $6,206); the actuarial equivalent costs of the executive physical program (these costs were first included in 2013 causing a slight increase in prior years’ compensation amounts) (Chapman: 2013 - $1,353, 2012 - $1,153, 2011 - $1,153, Benkert: 2013 - $0, 2012 - $1,153, 2011 - $0, Christian: 2013 - $1,353, 2012 - $1,153, 2011 - $1,153, Doty: 2013 - $1,353, 2012 - $1,153, 2011 - $1,153, and Bohls: 2013 - $0, 2012 - $1,153, 2011 - $1,153); and deferred compensation contributions to restore employer contributions to our qualified retirement plan (Chapman: 2013 - $93,886, 2012 - $69,321, 2011 - $45,798, Benkert: 2013 - $30,916, 2012 - $22,536, 2011 - $16,246, Christian: 2013 - $27,965, 2012 - $20,288, 2011 - $14,511, Doty: 2013 - $10,710, 2012 - $7,892, 2011 - $4,860, and Bohls: 2013 - $7,741, 2012 - $8,290, 2011 - $5,379).

(6)
Effective July 15, 2013, Mr. Bohls’ employment with the Company and subsidiaries was terminated without cause and the following severance payments are included in this column: (1) a lump-sum payment of $440,700 which was equal to 1.5 times Mr. Bohls’ annual salary; (2) a payment in 2014 of $99,919 which was a portion of the annual incentive based on actual performance and prorated for active service during the year of termination; (3) a lump-sum payment of $25,082 which was equal to 18 months of the employer and employee monthly contributions to the employer’s medical, prescription and dental plans; (4) a lump-sum payment in the amount of $6,000 for outplacement services; (5) payment for accrued and unpaid vacation which totaled $39,550; and (7) with respect to his performance-based stock units: a payment of $457,677 for his 2010 performance-based stock units valued upon termination of employment (this award was adjusted for actual performance prior to termination), a payment in 2014 of $538,466 for his 2011 performance-based stock units which were adjusted for actual performance and prorated for active service during the performance period ending on December 31, 2013, and the accrued value of $310,093 representing the value of his 2012 and 2013 performance-based stock units based on target performance and prorated for active service during the applicable three-year performance period. The December 31, 2013 closing stock price of $35.50 was used to determine the accrued values for the 2012 and 2013 performance-based stock units. The lifting of restrictions and actual values of his 2012 and 2013 performance-based stock units will be determined upon the expiration of the applicable three-year performance period and certification of the performance measures by the Compensation Committee. The 2012 and 2013 performance-based stock units will be adjusted for actual performance and prorated for active service during the applicable three-year performance period.

2013 Grants of Plan-Based Awards Table

The following table reflects the annual incentives and long-term stock unit grants awarded under the At Risk Compensation Plan to the named executives shown in the Summary Compensation Table.

						Estimated Future Payouts
			Non-Equity Incentive			Under Equity Incentive
			Plan Awards (1) (2)			Plan Awards (3)
									Grant Date Fair Value of
									Stock Units and Option
Name	Grant	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards (4)
(a)	Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Carl L. Chapman	1/1/13	12/3/12	$0	$800,000	$1,600,000	13,362	65,500	131,000	$1,819,590
Jerome A. Benkert, Jr.	1/1/13	12/3/12	$0	$265,720	$531,440	4,468	21,900	43,800	$608,382
Ronald E. Christian	1/1/13	12/3/12	$0	$248,755	$497,510	3,488	17,100	34,200	$475,038
William S. Doty	1/1/13	12/3/12	$0	$199,680	$399,360	3,019	14,800	29,600	$411,144
John M. Bohls	1/1/13	12/3/12	$0	$146,900	$293,800	2,448	12,000	24,000	$333,360

(1)
These columns reflect the range of annual incentive payouts for 2013 performance under the At Risk Plan described on pages 44-46 under “Annual Incentive Compensation” in the Compensation and Discussion and Analysis. The 2013 annual incentive payout was 127.1% of target for Mr. Chapman, Mr. Benkert and Mr. Christian, 129.4% of target for Mr. Doty, and 126.7% for Mr. Bohls. Mr. Bohls’ annual incentive was prorated for active service during 2013 as he terminated employment on July 15, 2013. These amounts will be recorded as realized compensation in 2014, except for Mr. Bohls.

(2)
For each metric, a range of performance levels and corresponding award levels was established for 2013: threshold (zero payment), target (a percentage of base salary) and maximum (two times target). Linear interpolation was used for results between threshold, target and maximum. Actual award payouts were a function of achievement of predetermined target performance levels.

(3)
The Compensation Committee authorized awards of performance-based stock units to be granted on January 1, 2013. The performance period on this grant commenced on January 1, 2013 and will conclude on December 31, 2015. After the end of the performance period, the grant is subject to a one-year continued employment vesting period (with limited exceptions) and all restrictions will lapse on December 31, 2016. Dividends paid during the restriction period will accrue as additional stock units and will be subject to the same restrictions on transferability, forfeitability and performance measurements as the underlying stock unit awards. For Mr. Bohls, the restrictions on his January 1, 2013 performance-based stock units will lift upon the expiration of the three-year performance period and certification of the performance measures by the Compensation Committee. At such time, his performance-based stock units will be adjusted for actual performance and prorated for active service during the three-year performance period. Linear interpolation will be used to calculate the payout on total shareholder return performance, and if performance as compared to the peer group is below the 25th percentile, the result will be a complete forfeiture of that portion, while performance at the 90th percentile or above will result in a doubling of that portion. Linear interpolation will also be used to calculate the payout on earned return on equity performance and performance at or below threshold will result in a complete forfeiture of that portion, while performance at or above maximum will result in a doubling of that portion. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for a discussion of the performance measures applicable to the grant.

(4)
This column reflects the value at the grant date based upon the probable outcome of the relevant performance conditions at target. This amount is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of any estimated forfeitures. This is further discussed on pages 53-54.

2013 Option Exercises and Stock Vested Table

The table below provides information on the stock options exercised during the fiscal year ending December 31, 2013 and the performance-based stock units which vested during the fiscal year ending December 31, 2013 for the named executive officers in the Summary Compensation Table. These amounts in column (c) and column (e) are included in the realized compensation table.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting (1)
(a)	(b)	(c)	(d)	(e)
Carl L. Chapman	53,000	$568,482	25,650	$910,582
Jerome A. Benkert, Jr.	26,000	$262,865	18,117	$643,139
Ronald E. Christian	25,000	$248,323	14,260	$506,227
William S. Doty	16,000	$158,894	12,556	$445,738
John M. Bohls	21,000	$219,272	12,643	$457,677

(1)
Represents the value of performance-based stock units pursuant to the January 1, 2010 grant (performance measurement date ending on December 31, 2012). The closing price for shares of the Company’s common stock on the New York Stock Exchange on December 31, 2013 was $35.50. For Mr. Bohls, the value of his performance-based stock units was determined using the closing stock price on his termination date of July 15, 2013 which was $36.20.

2013 Outstanding Equity Awards at Fiscal Year-End Table

The following table includes information on all equity grants outstanding at December 31, 2013 for the named executive officers in the Summary Compensation Table. All nonqualified stock options previously granted were exercised. The Company has not granted stock options since 2005.

	Stock Awards
			Equity Incentive Plan	Equity Incentive Plan
	Number of Shares	Market Value of	Awards: Number of	Awards: Market or Payout
	or Units of Stock	Shares or Units of	Unearned Shares, Units	Value of Unearned Shares,
	That Have Not	Stock That Have Not	or Other Rights That	Units or Other Rights That
Name	Vested (1)	Vested (2)	Have Not Vested (3)	Have Not Vested (4)
(a)	(b)	(c)	(d)	(e)
Carl L. Chapman	60,319	$2,141,325	124,467	$4,418,579
Jerome A. Benkert, Jr.	29,893	$1,061,202	45,607	$1,619,049
Ronald E. Christian	23,620	$838,510	35,566	$1,262,593
William S. Doty	20,685	$734,318	30,978	$1,099,719
John M. Bohls	14,355	$509,603	8,735	$310,093

(1)
This column represents the number of performance-based stock units, which includes accrued dividend equivalents associated with the stock unit award, outstanding for each named executive officer as of January 1, 2014 that have been earned but are subject to a one-year vesting period (with limited exceptions), in which the recipient must remain an employee of the Company. These awards were granted on January 1, 2011, were measured as of December 31, 2013, will generally fully vest on December 31, 2014 and will continue to accrue dividend equivalents until all restrictions lapse. For Mr. Bohls, his January 1, 2011 performance-based stock units were vested and valued upon the expiration of the three-year performance period (December 31, 2013) and certification of the performance measures by the Compensation Committee in February 2014. His stock unit award was subject to actual performance and prorated for active service during the three-year performance period.

(2)
This column represents the market value of the earned unvested performance-based stock units in Footnote (1) as of December 31, 2013. The closing price per share of the Company common stock on the New York Stock Exchange on December 31, 2013 was $35.50.

(3)	This column represents the number of performance-based stock unit awards outstanding for each named executive officer on December 31, 2013, as reported in the following table:

		Awarded
Name	Grant Date	Performance-Based	Accrued
		Stock Units	Dividends
Carl L. Chapman	January 1, 2013	65,500	2,824
	January 1, 2012	51,300	4,843

Jerome A. Benkert, Jr.	January 1, 2013	21,900	944
	January 1, 2012	20,800	1,963

Ronald E. Christian	January 1, 2013	17,100	737
	January 1, 2012	16,200	1,529

William S. Doty	January 1, 2013	14,800	638
	January 1, 2012	14,200	1,340

John M. Bohls	January 1, 2013	2,172	94
	January 1, 2012	5,911	558

The performance awards have the following performance measurement and vesting dates: January 1, 2013 grant—performance measurement date ends December 31, 2015 and vests on December 13, 2016, and January 1, 2012 grant—performance measurement date ends December 31, 2014 and vests on December 31, 2015. These grants, including the accrued stock unit dividend equivalents, are subject to forfeiture as provided by the At Risk Plan. These grants will continue to accrue dividend equivalents as dividends are paid by the Company until all restrictions lapse. For Mr. Bohls, his 2013 and 2012 performance-based stock units will vest and be valued upon the expiration of the applicable three-year performance period and certification of the performance measures by the Compensation Committee. At such time, his performance-based stock units will be adjusted for actual performance and prorated for active service during the three-year performance periods. Mr. Bohls’ performance-based stock units listed in the above table have been adjusted downward to reflect the proration for active service during the applicable performance period.

(4)
This column represents the market value of the unvested and unearned performance-based stock units as reported in Footnote (3). The closing price on December 31, 2013 was $35.50. The total value in this column is subject to performance adjustments and forfeiture.

Retirement Benefit Plans

Our named executive officers are eligible to participate in our tax-qualified defined benefit plan and tax-qualified defined contribution plan, which are subject to Internal Revenue Code limitations on allowable compensation for benefit calculation purposes, as well as for limits on the amount of benefits or contributions allowed. For 2013, the Internal Revenue Code limited the amount of compensation that can be used to calculate a pension benefit to $255,000 and the amount of annual pension that can be paid from a tax qualified plan to $205,000. The tax-qualified defined benefit plan consists of a cash balance formula or a traditional final average pay formula. The differences in pension benefits among named executives are primarily attributable to different tenures with the Company and its predecessors. These plans were available to significantly all non-union eligible employees of the Company and certain subsidiaries in 2013.

Named executive officers are also covered by nonqualified plans that restore the benefits and contributions mentioned above in light of the Internal Revenue Code compensation and benefit limits. To the extent contributions to our tax-qualified defined contribution plans are reduced by reason of Internal Revenue Code limits, we will make up these contributions in an unfunded, nonqualified deferred compensation plan arrangement. Also, to the extent benefits under our tax-qualified defined benefit pension plan are limited by Internal Revenue Code limits, the benefits are restored under an unfunded nonqualified plan. The amounts paid under these restoration plans are paid from our general assets. We also have a supplemental pension plan which covers Messrs. Chapman, Benkert, Christian and Doty.

The following table provides the actuarial present value of each named executive officer’s total accumulated benefits under each of our pension plans in which the named executive has participated in the past fiscal year. The present value of accumulated benefits is calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements. The table also includes payments made during 2013.

2013 PENSION BENEFITS TABLE

		Number of		Payments
		Years Credited	Present Value of	During Last
Name	Plan Name (1)	Service	Accumulated Benefit	Fiscal Year
(a)	(b)	(c)	(d)	(e)

	Vectren Corporation Combined Non-	28.50	$247,919	$0
	Bargaining Retirement Plan

Carl L. Chapman	Vectren Corporation Nonqualified Defined	28.50	$315,742	$0
	Benefit Restoration Plan

	Vectren Corporation Unfunded Supplemental
	Retirement Plan for a Select Group of	28.50	$3,690,710	$0
	Management Employees

	Vectren Corporation Combined Non-	27.83	$181,962	$0
	Bargaining Retirement Plan

Jerome A. Benkert, Jr.	Vectren Corporation Nonqualified Defined	27.83	$121,047	$0
	Benefit Restoration Plan

	Vectren Corporation Unfunded Supplemental
	Retirement Plan for a Select Group of	27.83	$710,666	$0
	Management Employees

	Vectren Corporation Combined Non-	24.33	$160,534	$0
	Bargaining Retirement Plan

Ronald E. Christian	Vectren Corporation Nonqualified Defined	24.33	$76,931	$0
	Benefit Restoration Plan

	Vectren Corporation Unfunded Supplemental
	Retirement Plan for a Select Group of	24.33	$406,182	$0
	Management Employees

	Vectren Corporation Combined Non-	19.33	$937,449	$0
	Bargaining Retirement Plan

William S. Doty	Vectren Corporation Nonqualified Defined	19.33	$749,396	$0
	Benefit Restoration Plan

	Vectren Corporation Unfunded Supplemental
	Retirement Plan for a Select Group of	20.33	$873,616	$0
	Management Employees

	Vectren Corporation Combined Non-	11.00	$68,301	$0
	Bargaining Retirement Plan

John M. Bohls	Vectren Corporation Nonqualified Defined	11.00	$0	$45,908
	Benefit Restoration Plan

	Vectren Corporation Unfunded Supplemental
	Retirement Plan for a Select Group of	NA	NA	NA
	Management Employees

(1)
We sponsor a tax-qualified defined benefit pension plan covering a significant portion of our eligible employees and certain employees of our subsidiaries who meet specified age and service requirements. The plan covers salaried employees, including named executive officers, and provides fixed benefits at normal retirement age based upon compensation and length of service. The costs of the plan are fully paid by the employer and are computed on an actuarial basis. The plan also provides for benefits upon death, disability, early retirement and other termination of employment under conditions specified therein. The compensation covered by the plan includes the salaries and non-equity incentive plan compensation shown under columns (c) and (e) of the Summary Compensation Table. In addition to the nonqualified defined benefit restoration plan, we also have a supplemental pension plan for certain named executive officers which provides fixed benefits at normal retirement age based upon the officer’s compensation over the 60-month period ending on his termination of employment. Benefits under the supplemental plan are offset by Social Security, the tax-qualified defined benefit plan, the nonqualified defined benefit restoration plan and benefits under the tax-qualified defined contribution plan and nonqualified defined contribution plan attributable to contributions made by us and our subsidiaries. Note 11 to our financial statements for the fiscal year ended December 31, 2013 (included in the annual report on Form 10-K filed with the SEC on February 20, 2014) describes the valuation method and assumptions used to calculate the present value of the accumulated benefits included in this table.

NON-BARGAINING RETIREMENT PLAN
 The Vectren Corporation Combined Non-Bargaining Retirement Plan is a tax-qualified defined benefit pension plan for salaried employees of the Company and certain subsidiaries, including the named executive officers. The plan includes a cash balance formula and a traditional final average pay formula. The formula applicable to a particular participant depends on whether we or one of our predecessors first hired the participant and when that hire date occurred. Both formulas are based on the participant’s base salary and annual cash incentive, subject to the annual compensation limit under the Internal Revenue Code ($255,000 in 2013).

The named executive officer has a vested right to his accrued benefit after five years of service or three years of service for the cash balance benefit. All named executive officers are vested in their accrued benefit. The accrued benefit is based on the value of a cash balance account or the traditional final average pay formula based on service and compensation at the date of determination. In addition to the benefits at normal retirement, benefits are paid from this plan upon termination from employment due to voluntary or involuntary termination, disability, early retirement and death.

The cash balance formula provides for annual pay credits to the cash balance account of each named executive officer equal to the following percentage of his compensation for the year: Chapman—4.5% per year; Benkert—3.5% per year; and Christian and Bohls—2.5% per year. The cash balance formula also provides a credited interest rate for a plan year equal to the average annual yield for the ten-year U.S. Treasury Constant Maturities for October of the preceding year (plus 1% while employed). Mr. Doty is entitled to a benefit equal to 1.52% times final average pay times years of service up to 30 years plus 0.69% times final average pay times service between 30 and 40 years. The differences in pension benefits among officers are primarily attributable to different tenures with the Company and its predecessors.

For voluntary or involuntary termination or early retirement, the named executive officer is eligible for the accrued benefit determined as of the date of termination or retirement. The named executive officer may elect to receive the pension benefit as a lump sum; otherwise the pension benefit is paid in the form of an actuarially equivalent annuity.

For termination due to disability, the executive will continue to accrue benefits in his or her cash balance account until age 65, unless the named executive officer elects to receive the pension benefit. For Mr. Doty, he continues to accrue benefits in the traditional final average pay portion for up to two years. The executive may elect to begin receiving benefits under the early retirement provisions above based on the benefits accrued to the date of commencement.

NONQUALIFIED DEFINED BENEFIT RESTORATION PLAN
The defined benefit restoration plan has the same formulas and conditions as the core defined benefit plan described above. This plan restores the benefits that are lost due to Internal Revenue Code limitations.

UNFUNDED SUPPLEMENTAL RETIREMENT PLAN
Except for Mr. Bohls, our named executive officers participate in our supplemental retirement plan which is based on final average pay and is offset by Social Security and retirement benefits. The benefit for life at normal retirement (65 years) is 65% of final average monthly pay over the prior sixty (60) consecutive calendar month period, less Social Security (on normal retirement) and other Company provided retirement benefits. If properly and timely elected, this benefit is payable in an actuarially equivalent joint and one-half survivor annuity option, a lump sum option, five year installment option or ten year installment option.

A named executive officer may also retire early under this plan if he is age 55 or older and has completed 10 or more years of service at retirement. In that event, the amount payable is reduced based on the amount of time prior to age 65 that the named executive officer retires. A named executive officer can also terminate due to total disability. The disability benefit starts payments at age 65 and continues for life and is the same as described above for normal retirement.

Finally, if the named executive officer dies prior to retirement, the named executive officer’s spouse or other beneficiary is entitled to an actuarially equivalent payment, which will be made as a lump-sum payment or if properly elected in 5- or 10-year installments, as if the named executive officer’s employment terminated immediately prior to the executive’s death.

No benefit will be paid if the named executive officer is terminated for cause as defined in the Company’s Executive Severance Plan described further on page 62.

Nonqualified Deferred Compensation

We have historically offered our named executive officers the opportunity to defer certain compensation into our deferred compensation plans. We have two unfunded plans due to the passing of the American Jobs Creation Act of 2004, which created a new Section 409A of the Internal Revenue Code. Section 409A caused companies to fundamentally change the way in which they manage deferred compensation. We believe that best practice for companies, including ours, which had a deferred compensation plan as of the effective date of Section 409A was to, first, freeze their current plan and, second, create a new plan that complies with Section 409A. The first plan is frozen, meaning that employees can no longer make contributions to that plan but will continue to be paid benefits from that plan pursuant to its terms. The second plan is active, meaning that employees are currently making contributions to and receiving distributions from that active plan pursuant to the terms of that active plan.

Each named executive officer in the Summary Compensation Table is eligible to participate in the Company’s deferred compensation plans. The active plan allows the named executive officer to receive restoration contributions to restore benefits limited by the Internal Revenue Code. At present, named executive officers may defer base salaries, annual incentives and long-term incentives upon lapse of restrictions into the active deferred compensation plan. Each participant may elect to receive deferred compensation at a pre-selected date at least 3 years after the initial deferral year or on a change in control, and in any event, the participant will receive his or her deferred compensation on retirement (in a lump sum or, if properly elected, in annual installments over 5, 10 or 15 years), on non-retirement termination (in a lump sum or, if properly elected, in installments over 5 years), on disability (in a lump sum) and on death (in a lump sum). In addition, a named executive officer may receive a distribution in the event of an unforeseeable emergency. Finally, most distributions from the active plan will be delayed six months as is required by Section 409A of the Internal Revenue Code. All distributions from these plans are paid in cash.

Both deferred compensation plans are designed to offer a variety of measurement funds. The measurement funds are the same as the funds in our 401(k) plan and include an investment in Company stock, except that the deferred compensation plans do not include any limitation on the amount of the contributions which can be allocated to the Company’s common stock. The 401(k) plan limits the amount of new contributions which can be allocated to our common stock to no more than 10%.

The table below discloses the activity in our nonqualified deferred compensation plans for the named executive officers in the Summary Compensation Table.

2013 NON-QUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant	Aggregate	Aggregate	Aggregate
Name	Contributions in Last	Contributions in Last	Earnings in Last	Withdrawals/	Balance at Last Fiscal
(a)	Fiscal Year (1)	Fiscal Year (2)	Fiscal Year	Distributions	Year End (3)
	(b)	(c)	(d)	(e)	(f)
Carl L. Chapman	$92,420	$93,886	$452,913	$184,897	$2,595,795
Jerome A. Benkert, Jr.	$28,376	$30,916	$18,467	$16,569	$2,073,124
Ronald E. Christian	$18,966	$27,965	$249,815	$0	$3,138,647
William S. Doty	$15,504	$10,710	$108,684	$28,435	$958,306
John M. Bohls	$67,211	$7,741	$36,095	$555,063	$51,070

(1)
Amounts in this column are also included in the Summary Compensation Table, on page 53, in column (c) Salary, column (e) Non-Equity Incentive Plan Compensation and for Mr. Bohls’ prorated annual incentive and 2011 stock units in column (g) All Other Compensation. This column includes the deferral of compensation during the fiscal year and includes accrued amounts that were earned and deferred.

(2)
Amounts in this column are deferred compensation contributions to restore employer contributions to the Company’s qualified defined contribution plan and are included in the Summary Compensation Table, on page 53, in Column (g) All Other Compensation as described in Footnote (5) to that table.

(3)
A record keeping account is established for each participant, and the participant chooses from a variety of measurement funds for the deemed investment of his or her account. The measurement funds are the same as the funds in our 401(k) plan and include an investment in Company stock. The earnings measures are market-based and do not include any above-market or preferential earnings. The balance fluctuates with the investment returns on those funds. Of the totals in this column, the following amounts have been reported in the Summary Compensation Table for this year and for previous years:

Name	2013	Previous Years (a)	Total
Carl L. Chapman	$186,306	$1,147,903	$1,334,209
Jerome A. Benkert, Jr.	$59,292	$511,941	$571,233
Ronald E. Christian	$46,931	$1,088,903	$1,135,834
William S. Doty	$26,214	$529,055	$555,269
John M. Bohls	$74,952	$107,862	$182,814

(a)
Amounts in this column represent base salaries and annual incentives deferred into the Company’s Nonqualified Deferred Compensation Plan from 1999-2005 for Messrs. Benkert and Chapman and from 2001-2005 for Messrs. Christian and Doty. These amounts were previously disclosed as compensation paid to the executive in the Summary Compensation Table for those years, even though a portion of this compensation was deferred. Also, included in this total are the amounts disclosed for fiscal years 2006-2012 in the Executive Contributions and Registrant Contributions columns of the 2006-2012 Nonqualified Deferred Compensation Tables. Not included in this total are other forms of compensation previously deferred into the nonqualified deferred compensation plan prior to the individual being required to be included in the Summary Compensation Table or under a predecessor plan.

Potential Payments Upon Termination or Change in Control

The Company maintains a severance plan and change in control agreements with its named executive officers who are currently employed by the Company: Messrs. Chapman, Benkert, Christian, and Doty. These agreements and severance plan are described below. John Bohls’ employment as President of Vectren Energy Marketing terminated on July 15, 2013, and he executed a Severance Agreement with the Company in connection with his departure (see “Mr. John Bohls Severance Agreement” on page 52). The payments made or to be made to Mr. Bohls in connection with his departure from the Company pursuant to his Severance Agreement are set forth on page 65.

The purpose of the severance plan and change in control agreements is to provide our named executive officers with certain severance benefits upon qualifying terminations. This benefit allows the named executive officers to focus on the business of the Company without the distraction of its impact on the named executive officer’s employment and then to provide the named executive officer with a smooth transition to other employment. Severance benefits are payable under the severance plan and the change in control agreements only if the named executive officer’s employment is terminated by the Company other than for cause, death or disability, or the officer resigns employment for good reason (as defined in the applicable document). In order to receive severance benefits under the severance plan, the named executive officer must first execute and deliver to the Company a release of all employment related claims. If the change in control agreement provides severance benefits to the named executive officer, his participation in the severance plan will automatically terminate.

In addition, in exchange for the opportunity to participate in the severance plan, during the time the severance plan is in effect, the named executive officer must agree to maintain the Company’s proprietary information confidential during employment and thereafter, not to compete with the Company or its affiliates while employed, not to solicit the employees or customers or prospective customers of the Company or its affiliates while employed and for a period of 12 months after employment ends and not to disparage the Company or any of its affiliates during and after employment ends. In addition, in order to receive severance under the severance plan, the named executive officer will be required to agree not to compete with the Company or its affiliates for the period of time during which severance is paid.

As a condition to the named executive officer’s participation in the overall program, the executive must agree that the Company can clawback or recoup certain payments made to the named executive officer if such is permitted pursuant to any policy or program of the Company.

The severance plan may be amended by the Compensation Committee any time it deems the modification necessary based on changes in market conditions, as documented by an independent compensation consultant. Any termination or other amendment may be made by the Compensation Committee in its sole discretion and requires a notice of one year to the named executive officer. The change in control agreement terminates immediately upon a cessation of the named executive officer’s employment prior to a change in control and can be terminated by the Company after one year’s notice is provided to the named executive officer.

The definitions of the terms “Cause,” “Good Reason” and “Change in Control” are central to an understanding of the potential payments to the continuing named executive officers pursuant to their change in control agreements and participation in the severance plan. Below we provide a summary of those definitions and refer you to the applicable document for the full definition. You may access the documents by reviewing the Form 8-K filed on January 5, 2012, which may be accessed at www.vectren.com.

Cause: If the named executive officer’s employment is terminated by the Company for ‘cause’, no severance is paid. In general, we have cause to terminate the named executive officer if the officer has engaged in any of the specific activities listed in the applicable document, including intentional gross misconduct by the named executive officer damaging in a material way to the Company or any affiliate; commission of fraud against the Company or any affiliate; and public acts of dishonesty or conviction of a felony; and with respect to the change in control agreement, a material breach of the change in control agreement that the named executive officer has not cured after reasonable notice and an opportunity to cure.

Good Reason: If the named executive officer resigns employment for ‘good reason,’ which prior to a change in control requires appropriate notice to the Company and the subsequent failure of the Company to cure the circumstances that led to the good reason event, then severance is paid upon the executive executing and delivering to the Company a release. The definition of good reason under the severance plan is different from that in the change in control agreement. The Compensation Committee believes this difference is appropriate because the circumstances of the named executive officer’s employment could change dramatically after a change in control. The Compensation Committee believes that it is in the best interests of the Company to maximize the ability of the named executive officer to focus on the change in control transaction without concern about the circumstances of the executive’s continued employment. As such, prior to a change in control (which is when the severance policy applies), the good reason events are limited, and after a change in control (which is when the change in control agreement applies) the good reason events are expanded.

Good Reason for purposes of the severance plan generally includes a material diminution in base compensation, or authority, duties or responsibilities; a material change in the geographic location where services are performed; or a material breach by the Company of the severance plan. Good Reason for the purpose of the change in control agreements generally includes a demotion, the assignment of any duties or responsibilities inconsistent with his status, position or responsibilities, removal from any positions or failure to reappoint or reelect to any positions; a reduction in base salary; failure to increase base salary within 12 months of the last increase in base salary in an amount reasonably comparable to other executives of the Company and its affiliates; the relocation of the principal executive offices by more than 50 miles; reduction in total direct compensation opportunity; failure to continue any incentive, bonus or other compensation plan in which the executive participated prior to the change in control, unless there is a substitute or alternative plan available; the Company’s failure to permit the named executive officer’s continued participation in the plan or material reduction in the named executive officer’s participation in the plan; failure to provide aggregate benefits reasonably comparable to other executives of the Company and its affiliates; failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement; or a request by the Company or any affiliate that the named executive officer participate in an unlawful act or take any action constituting a breach of the named executive officer’s professional standard of conduct.

Change in Control: A change in control generally includes any of the following events: a “person,” as defined in the Securities Exchange Act of 1934, acquires 30% or more of our common stock or of voting securities entitled to vote generally in the election of directors; or a majority of the board is replaced in certain circumstances; or the consummation of certain reorganizations, mergers or consolidations involving the Company; or the consummation of a shareholder approved liquidation, dissolution or sale of substantially all of our assets which meets certain conditions.

Under the change in control agreements with Messrs. Chapman, Benkert, Christian, and Doty, if during the period beginning on the change in control and continuing for two years thereafter, the Company and all affiliates terminate the named executive officer’s employment other than for cause, death or disability, or the named executive officer resigns employment for good reason, then the Company will provide the named executive officer with the following benefits: a termination payment based upon a multiple of base salary and target annual incentive, which multiple is three for Mr. Chapman and two for Messrs. Benkert, Christian, and Doty; and the continuation of medical, prescription, dental and other welfare benefit plans for three years for Mr. Chapman, and two years for Messrs. Benkert, Christian, and Doty. No payments will be made to the Company’s named executive officers upon a change in control unless employment also terminates under the conditions described above. If a named executive officer is a party to a change of control agreement that provides severance benefits following a change in control, then that named executive officer’s participation in the severance plan will automatically terminate upon the occurrence of such change in control and no benefits will be paid from the severance plan. The change in control agreements do not have an excise tax gross-up feature.

Under the severance plan with Messrs. Chapman, Benkert, Christian, and Doty, the Company will provide them with the following benefits upon a termination by the Company or subsidiary other than for cause, death or disability or upon a resignation by the named executive officer for good reason: a termination payment based upon a multiple of base salary, which multiple is two for Mr. Chapman and one and one-half for Messrs. Benkert, Christian, and Doty; a pro-rated portion (based on the number of days in the year of termination during which the Participant was employed) of the annual incentive the executive would have received for the year of termination had he or she remained employed through the entire year (based on the actual performance for the year of termination); a lump sum payment in cash equal to the product of two for Mr. Chapman and one and one-half for Messrs. Benkert, Christian, and Doty times the annual amount of employer and employee contributions to the medical, prescription and dental plans; and a lump sum payment in cash equal to six months of fees of an outplacement service provider identified by the Company for the provision of a reasonable amount of outplacement services for the executive.

The At Risk Plan, which was restated in 2011 and approved by shareholders at the 2011 shareholders’ meeting, provides the following termination or change in control benefits to the named executive officers. Upon a change in control and in the event the named executive officer terminates employment from the Company with good reason, as described above, or is terminated by the Company without cause, all outstanding stock unit awards will vest. If the change in control and qualified termination occurs before the end of the performance period, the stock unit awards will immediately vest without any further adjustment. If upon a change in control the successor company or Company is unable to substitute or replace the stock unit awards on substantially equivalent terms, the previously granted stock unit awards will immediately vest on the change in control. If the change in control occurs before the end of the annual incentive award performance period, the annual incentive award payment will be prorated for the portion of the performance period the named executive officer was an active participant in the plan and will be considered earned as if we achieved a target performance level. If the change in control occurs after the end of the annual incentive performance period, the annual incentive award payment will be based on actual performance.

Prior to a change in control, upon the named executive officer’s death, disability or retirement after the end of the stock unit awards’ performance period, the restrictions on the stock unit awards will be removed and stock unit awards will immediately vest. In the event the named executive officer’s disability or retirement occurs before the end of the performance period, the restrictions on the stock unit awards will be removed upon or after the expiration of the performance period and adjusted or forfeited based on actual performance prorated as necessary to reflect the period of time during which the named executive officer was employed during the performance period. In the event of the named executive officer’s death before the end of the performance period, the restrictions on the stock unit awards will be removed and the named executive officer’s beneficiary or estate will be entitled to the number of stock unit awards contingently granted. Prior to a change in control, upon the executive’s death or disability before the end of the performance period, the annual incentive award payment will be assumed to have achieved a target performance level and will be prorated as necessary to reflect the period of time during which the named executive officer was employed in the performance period. In the event the named executive officer’s death or disability occurs after the performance period, the annual incentive payment will be based on actual performance. In the event of the named executive officer’s normal retirement, the annual incentive award payment will be based on actual performance and will be prorated as necessary to reflect the period of time during which the named executive officer was employed in the performance period.

The following tables set forth the potential payments to the named executive officers who are currently employed by the Company upon the termination of their employment with the Company, including a termination following a change in control. The tables assume that each termination event occurred on December 31, 2013, and the amounts shown are based upon the $35.50 per share closing price of the Company’s common stock on December 31, 2013. The tables do not include retirement benefits payable to the executives shown in the 2013 Pension Benefits Table on page 58.

Name	Termination by Company without cause or by the executive for good reason	Termination following a change in control	Termination by Company for cause or by the executive without good reason	Normal Retirement or Disability	Death
Carl L. Chapman
Pro Rata Bonus	$1,016,608	$1,016,608	$0	$1,016,608	$1,016,608
Termination Payment	$1,600,000	$4,800,000	$0	$0	$0
Acceleration of Stock Unit Awards (1)	$0	$6,559,903	$0	$4,278,543	$6,559,903
Continuation of Welfare Plans (present value)	$23,458	$94,863	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$2,646,066	$12,471,374	$0	$5,295,151	$7,576,511
Previously Earned Deferred Compensation (2)	$2,595,795	$2,595,795	$2,595,795	$2,595,795	$2,595,795
Total (3)	$5,241,861	$15,067,169	$2,595,795	$7,890,946	$10,172,306

Jerome A. Benkert, Jr.
Pro Rata Bonus	$337,666	$337,666	$0	$337,666	$337,666
Termination Payment	$613,200	$1,349,040	$0	$0	$0
Acceleration of Stock Unit Awards (1)	$0	$2,680,250	$0	$1,870,247	$2,680,250
Continuation of Welfare Plans (present value)	$25,082	$46,771	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$981,948	$4,413,727	$0	$2,207,913	$3,017,916
Previously Earned Deferred Compensation (2)	$2,073,124	$2,073,124	$2,073,124	$2,073,124	$2,073,124
Total (3)	$3,055,072	$6,486,851	$2,073,124	$4,281,037	$5,091,040

Ronald E. Christian
Pro Rata Bonus	$316,108	$316,108	$0	$316,108	$316,108
Termination Payment	$574,050	$1,262,910	$0	$0	$0
Acceleration of Stock Unit Awards (1)	$0	$2,101,103	$0	$1,469,168	$2,101,103
Continuation of Welfare Plans (present value)	$20,186	$43,237	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$916,344	$3,723,358	$0	$1,785,276	$2,417,211
Previously Earned Deferred Compensation (2)	$3,138,647	$3,138,647	$3,138,647	$3,138,647	$3,138,647
Total (3)	$4,054,991	$6,862,005	$3,138,647	$4,923,923	$5,555,858

William S. Doty
Pro Rata Bonus	$258,404	$258,404	$0	$258,404	$258,404
Termination Payment	$499,200	$1,064,960	$0	$0	$0
Acceleration of Stock Unit Awards (1)	$0	$1,834,037	$0	$1,284,781	$1,834,037
Continuation of Welfare Plans (present value)	$17,593	$38,029	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$781,197	$3,195,430	$0	$1,543,185	$2,092,441
Previously Earned Deferred Compensation (2)	$958,306	$958,306	$958,306	$958,306	$958,306
Total (3)	$1,739,503	$4,153,736	$958,306	$2,501,491	$3,050,747

(1)
Amounts shown represent the unvested stock unit awards that would be accelerated in connection with the indicated termination event and assume that target performance goals under the At Risk Plan are met. Payments due upon the named executive officer’s disability or normal retirement are prorated based upon that portion of the applicable performance period during which he was an active participant in the At Risk Plan. Payments due in the event of the named executive officer’s death or termination without cause or resignation for good reason following a change in control are not prorated. In the event any other termination event occurs, the named executive officer would forfeit all of his interests in the stock unit awards.

(2)
The amount shown as deferred compensation is the total value of the named executive officer’s nonqualified deferred compensation plan accounts as shown in the 2013 Nonqualified Deferred Compensation Table. This amount will be paid in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the executive, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(3)
The total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the named executive officer would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

Mr. John M. Bohls’ employment as President of Vectren Energy Marketing terminated other than for cause on July 15, 2013. Therefore, the following table illustrates the payments made to Mr. Bohls or to be made to his beneficiaries or estate under his Severance Agreement:

Name	Pro Rata Bonus (1)	Termination Payment (2)	Continuation of Welfare Plans (3)	Outplacement Services (4)	Acceleration of Stock Unit Awards (5)	Total
John M. Bohls	$99,919	$480,250	$25,082	$6,000	$1,306,236	$1,917,487

(1)	A portion of the annual incentive based on actual performance and prorated for active service during the year of termination and paid in 2014.

(2)	A lump-sum payment of $440,700 which was equal to 1.5 times Mr. Bohls’ annual salary plus accrued vacation in the amount of $39,550.

(3)	A lump-sum payment equal to 18 months of the employer and employee monthly contributions to the employer’s medical, prescription and dental plans.

(4)	A lump-sum payment for 6 months of outplacement services.

(5)
This column includes the payment of $457,677 for his 2010 performance-based stock units valued upon termination of employment (this award was adjusted for actual performance prior to termination), a payment in 2014 of $538,466 for his 2011 performance-based stock units which were adjusted for actual performance and prorated for active service during the performance period ending on December 31, 2013, and the accrued value of $310,093 representing the value of his 2012 and 2013 performance-based stock units based on target performance and prorated for active service during the applicable three-year performance period. The December 31, 2013 closing stock price of $35.50 was used to determine the accrued values for the 2012 and 2013 performance-based stock units. The lifting of restrictions and actual values of his 2012 and 2013 performance-based stock units will be determined upon the expiration of the applicable three-year performance period and certification of the performance measures by the Compensation Committee. The 2012 and 2013 performance-based stock units will be adjusted for actual performance and prorated for active service during the applicable three-year performance period.

Compensation Risk Assessment

A team of employees led by the executive vice president, chief legal and external affairs officer and secretary, and under the oversight of the Company’s Compensation and Benefits Committee and Audit and Risk Management Committee, conducted an inventory of the long and short-term compensation plans and programs of the Company and its subsidiaries. The effort involved the evaluation of plan design elements including caps, payout cliffs, triggers, funding mechanisms, payout amounts and governance features including approvals, independent oversight and accurate and timely payouts. The effort included an assessment of the relationship of these features and elements to risk management and risk taking by employees of the Company and its subsidiaries. The following conclusions were reached with respect to the characteristics of our compensation plans and programs:

•	Significant weighting toward long-term incentive compensation for named executive officers and other officers discourages short-term risk taking;

•	The use of linear interpolation for annual and long-term incentive awards minimizes payout cliffs and the resulting potential for a large percentage loss of compensation;

•	Incentive awards are capped by the applicable committee, board or plan;

•	Formal approval and plan monitoring processes are in place;

•	The three-year performance period for equity awards discourages short-term risk taking;

•
The performance metrics for annual incentive compensation are driven primarily by earnings measures, but a significant portion of annual incentives include non-financial metrics such as customer satisfaction, conservation and safety;

•
The performance metrics for the long-term incentive compensation under the At Risk Plan are balanced between total shareholder return compared to a peer group and the absolute measure of return on equity; and

•
The use of a share ownership policy, which aligns employee interests with shareowners, and the use of a clawback policy, which allows the Company or subsidiary to recover annual incentive compensation that resulted from a material restatement of financial statements.

Based on the review and analysis described above, which was presented to and reviewed by the Compensation Committee and Audit Committee, it was concluded that the Company’s incentive plans along with its subsidiary incentive plans include many or all of the above listed risk-mitigating elements. As a result of this review, it was concluded that current compensation plans, practices and policies of the Company and its subsidiaries do not promote excessive risk taking which would be reasonably likely to have a material adverse impact on the Company.

Item 2. Non-Binding Proposal to Approve the Compensation of Our Named Executive Officers

In accordance with regulations implementing the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are requesting your non-binding approval of the compensation of our named executive officers. Under Indiana law, the non-binding approval will be given if votes cast for approval exceed votes cast against approval. Abstentions will not be counted as votes cast and, therefore, will not be counted as votes either for or against the proposition. The compensation of our named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative starting on page 39 of this proxy statement.

The Compensation and Benefits Committee designs our named executive officers’ compensation program to reward the achievement of our short-term and long-term objectives and relates the compensation to the value created for our shareholders. Our compensation program also reflects competitive and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to corporate performance and individual performance and encourages stock ownership by senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2013, the Compensation and Benefits Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the objective of aligning compensation with performance measures directly related to our financial goals and creation of shareholder value without encouraging our named executive officers to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this Proxy Statement and the accompanying tables and narrative starting on page 39 of this proxy statement provide a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

At the Company’s meeting of shareholders held on May 23, 2013, approximately ninety-six percent (96%) of the votes cast on the say-on-pay proposal were voted in favor of this proposal. The Compensation and Benefits Committee believes this affirms our shareholders’ support of the Company’s approach to executive compensation.

For the reasons stated above, and pursuant to Section 14A of the Securities Exchange Act of 1934, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your vote on this proposal will be non-binding on us and the Board and will not be construed as overruling a decision by us or the Board. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the Board values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT
SHAREHOLDERS VOTE TO “APPROVE” THE NON-BINDING ADVISORY PROPOSAL
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Item 3. Ratification of Reappointment of Independent Registered Public Accounting Firm

The Board of Directors recommends that the shareholders ratify the Company’s Audit and Risk Management Committee’s (“Audit Committee”) selection of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2014. A representative of Deloitte will be present at the annual meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

The appointment of Deloitte will be ratified if the votes cast for ratification exceed the votes cast against ratification. Abstentions will not be counted as votes cast and, therefore, will not be counted as votes either for or against the proposition. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to select other auditors. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such change would be in the best interest of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THIS PROPOSAL.

Independent Registered Public Accounting Firm of the Company

The Board of Directors and the Board’s Audit and Risk Management Committee have selected Deloitte & Touche, LLP (“Deloitte”) as the independent registered public accountants of the Company and its subsidiaries for 2014. See “Report of the Audit and Risk Management Committee.”

AUDIT AND NON-AUDIT FEES
The following tabulation shows the audit and non-audit fees incurred and payable to Deloitte for the years ended December 31, 2013 and December 31, 2012:

	2013	2012
Audit Fees(1)	$1,415,807	$1,369,148
Audit-Related Fees(2)	$530,391	$460,983
Tax Fees(3)	$95,589	$109,422
All Other Fees	$0	$0

Total Fees Incurred and Payable to Deloitte(4)	$2,041,787	$1,939,553

(1)
Aggregate fees incurred and payable to Deloitte for professional services rendered for the audits of the Company’s 2013 and 2012 fiscal year annual financial statements and the review of financial statements included in Company’s Forms 10-K or 10-Q filed during the Company’s 2013 and 2012 fiscal years. The amount includes fees related to the attestation to the Company’s assertion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $128,607 and $100,498 in 2013 and 2012, respectively.

(2)
Audit-related fees consisted principally of reviews related to various financing transactions, regulatory filings, consultation on various accounting issues, and audit fees related to the stand alone audit of three of the Company’s consolidated subsidiaries. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $12,141 and $8,944 in 2013 and 2012, respectively.

(3)
Tax fees consisted of fees paid to Deloitte for the review of tax returns, consultation on other tax matters of the Company and of its consolidated subsidiaries. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $11,889 and $8,989 in 2013 and 2012, respectively.

(4)
Pursuant to its charter, the Audit Committee is responsible for selecting, approving professional fees and overseeing the independence, qualifications and performance of the independent registered public accounting firm. The Audit Committee has adopted a formal policy with respect to the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is assessed on a case-by-case basis. In assessing requests for services to be provided by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditors’ independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The audit-related, tax and other services provided by Deloitte in the last year and related fees were approved by the Audit Committee in accordance with this policy.

CHANGES IN AND DISAGREEMENTS WITH AUDITORS IN ACCOUNTING AND FINANCIAL DISCLOSURE
None.

Shareholder Proposals for 2015 Annual Meeting

Under Rule 14a-8 promulgated pursuant to the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the 2015 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2015 annual meeting, shareholder proposals must be received at the Company’s principal office, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708, Attention: Corporate Secretary, no later than November 24, 2014 and must otherwise comply with the requirements of Rule 14a-8.

If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the Company’s Code of By-Laws. A copy of these procedures is available upon request from the corporate secretary at the address referenced above. One of the procedural requirements in the Company’s Code of By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting, even if such matter is already the subject of any notice to the shareholders or public disclosure from the board of directors. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the Company not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the close of business on the 90th day prior to the actual date of shareholder meeting, or (b) the close of business on the tenth day following the day on which the notice of the annual meeting is first publicly announced or disclosed. The shareholder’s notice must set forth (i) a brief description of the matter to be brought before the annual meeting, (ii) the name and address as they appear on the corporate records of the shareholder proposing the business, (iii) the number of shares of capital stock of the Company owned by the shareholder beneficially and of record together with a representation that the shareholder will notify the Company in writing of the class and number of such shares owned beneficially and of record for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (c) a description of any agreement, arrangement or understanding with respect to such proposal between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any of its affiliates or associates with respect to shares of stock of the Company, together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (e) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal contained in the notice, (f) a representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the proposal and/or otherwise to solicit proxies from shareholders in support of such proposal, and (g) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Appendix A

EXCERPT FROM CODE OF BY-LAWS OF VECTREN CORPORATION

SECTION 3.6 (b). DIRECTOR QUALIFICATIONS

(b)
Director Qualifications. The following represents the non-exclusive list of criteria that must be considered by the Governance Committee (as established in Section 4.9 hereof) in assessing whether any proposed candidate/nominee should be considered for membership on the Board. Generally, the criteria will be employed by the Governance Committee when recruiting individuals for membership, as well as responding to properly submitted nominees provided to the Governance Committee or the Board in accordance with the procedures and requirements applicable to that process. The criteria are as follows:

1.	The satisfaction of the requirements for “independence” as that concept is established from time to time by the Board;

2.	The satisfaction of other potentially applicable “independence” and eligibility requirements, such as those required of members of the Audit committee and the Compensation and Benefits committee;

3.
The person’s professional experiences, including achievements, and whether those experiences and achievements would be useful to the Board, given its existing composition, in discharging its responsibilities;

4.
The person’s subject matter expertise, i.e., finance, accounting, legal, management, technology, strategic visioning, marketing, and the desirability of that particular expertise given the existing composition of the Board;

5.	The viewpoint, background and demographics of the person and whether the person would positively contribute to the overall diversity of the Board;

6.	The person’s professional ethics, integrity and values;

7.	The person’s intelligence and ability to make independent analytical inquiries;

8.	The person’s stated willingness and ability to devote adequate time to Board activities, including attending meetings and development sessions and adequately preparing for those activities;

9.
The person’s service on more than three (3) public company boards, excluding the Board, unless the Governance Committee concludes, based upon a review of all of the facts and circumstances, that such service on more than three other public company boards would not impair the ability of the proposed candidate/nominee to discharge their responsibilities as a member of the Board, and, provided further, the proposed candidate/nominee does not serve on more than five (5) other public company boards;

10.	The person’s principal business responsibilities;

11.	Whether the person would be able to serve on the Board for an extended period of time;

12.
Whether the person has, or potentially could have, a conflict of interest which would affect the person’s ability to serve on the Board or to participate in decisions that are material to the Corporation; and

13.	Whether and to what extent the person has an ownership interest in the Corporation.

The foregoing criteria represent a non-exclusive list of factors to be considered when evaluating potential candidates and responding to properly submitted nominees. In each case, the then existing composition of the Board, its current and prospective needs, the operating requirements of the Corporation, and the long-term interests of the Corporation’s shareholders will be included in the mix of factors to be reviewed and assessed when performing this evaluation.

The review and application of these criteria will initially be conducted by the Governance Committee, and, following that action, the matter will then be presented to the Board for action, if appropriate and advisable. If any Board member, not a member of the Governance Committee, requests an independent review of any candidate against these criteria, the full Board shall conduct such a review.

Appendix B

EXCERPT FROM CODE OF BY-LAWS OF VECTREN CORPORATION

SECTION 4.15. QUALIFICATIONS FOR CONTINUED SERVICE, RETIREMENT

(a)	No director who has attained the age of seventy-five (75) years is qualified to remain a director longer than the term of office during which they turned age seventy-five (75).

(b)
The following qualifications are to be considered by the board of directors to determine whether an individual director may continue to be a director or may be re-nominated to be a director upon the expiration of his or her term:

(i)
If the director is to be counted as one of the Corporation’s “independent” directors, as that term is defined from time to time by the board of directors, and he or she no longer qualifies as an “independent” director;

(ii)
If the director serves on the boards of directors of more than three (3) or more public companies in addition to the Corporation and the Governance Committee has concluded that such service would impair the ability of the director to discharge their responsibilities as a member of the board, and, provided further, the director does not serve on more than five (5) other public company boards;

(iii)	If there is a change in the director’s principal business activity which affects the director’s continuing ability to contribute to the Corporation;

(iv)	If the director fails to comply with the duly adopted share ownership guidelines (following a transition period for new service or an increase in the ownership equivalents);

(v)	If the director consistently fails to attend functions of the board of directors, including board meetings, committee meetings and board development activities;

(vi)	If the director fails to abide by the Code of Conduct applicable to the directors;

(vii)	If the director fails to comply with the Corporate Governance Guidelines;

(viii)	If the director has received more than a 50% withhold vote in an election where his or her name is on the ballot; or

(ix)	If the director is no longer able to fulfill the duties of a director of the Corporation.

(c)
The Governance Committee shall first make the determination whether an individual director is qualified to remain on the board of directors or to be re-nominated to the board of directors if his or her term is expiring. Thereafter, if a director is determined by the Governance Committee to not meet the qualifications, the matter shall be referred to the full board of directors with the affected director being excused from the meeting and consideration.

Appendix C

GAAP TO NON-GAAP RECONCILIATIONS
The discussion in the Compensation Discussion and Analysis (CD&A) section of this proxy statement relating to the achievement of performance targets under the Company’s At Risk Plan includes a discussion of certain adjusted consolidated earnings per share and adjusted return on equity incentive measures which are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures should not be considered in isolation from, or as replacements for, earnings per share in accordance with GAAP, nor as substitutes for measures of profitability reported in accordance with GAAP. Our Compensation Committee uses these non-GAAP measures for performance-based compensation purposes only. The following chart reconciles these non-GAAP measures discussed in the CD &A to the closest GAAP measures.

The chart below reconciles consolidated net income and consolidated basic earnings per share to the adjusted results by excluding certain earnings impacts for ProLiance Holdings, LLC (ProLiance).

(In millions, except EPS)	GAAP Measure	Adjustment for Proliance (1)	Non-GAAP Measure
Consolidated Net Income	$136.6	$34.8	$171.4
Return on Equity	8.89%	2.27%	11.16%
Basic EPS	$1.66	$0.42	$2.08

(1)	Represents 90% of the accounting impacts relating to the sale of certain assets of ProLiance and further adjusted to exclude earnings related to the business operations of ProLiance that were sold.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/vvc
Use the Internet to vote your proxy until
11:59 p.m. (CDT) on May 21, 2014.

PHONE –1-866-883-3382
Use a touch-tone telephone to vote your proxy
until 11:59 p.m. (CDT) on May 21, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please vote, date and promptly return this proxy in the enclosed postage-paid return envelope so that it is received by 11:59 p.m. (CDT) on May 21, 2014.

   Please detach here

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY HOLDERS WILL
VOTE FOR ITEMS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS THAT
MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY CAN BE REVOKED AT ANY TIME PRIOR TO THE VOTE ON THE ITEMS.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 below.

1.	Election of	01 Carl L. Chapman	05 Anton H. George	09 R. Daniel Sadlier	☐	Vote FOR	☐	Vote WITHHELD
	directors:	02 James H. DeGraffenreidt, Jr.	06 Martin C. Jischke	10 Michael L. Smith		all nominees		from all
		03 Niel C. Ellerbrook	07 Robert G. Jones	11 Jean L. Wojtowicz		(except as		nominees
		04 John D. Engelbrecht	08 J. Timothy McGinley			marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approve a non-binding advisory resolution approving the compensation of	☐	For	☐	Against	☐	Abstain
the named executive officers.

3.	Ratify the reappointment of Deloitte & Touche LLP as the independent	☐	For	☐	Against	☐	Abstain
registered public accounting firm for Vectren for 2014.

Address Change? Mark box, sign, and indicate changes below: ☐			Date ______________________________

Please mark box if you plan to attend the Annual Meeting: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Vectren Corporation

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 22, 2014
10:00 a.m. (CDT)

One Vectren Sq.
211 N.W. Riverside Dr.
Evansville, IN 47708

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You now have the opportunity to access your Annual Report and Proxy Statement over the Internet, instead of receiving these documents in print. Participation is completely voluntary. If you give your consent to receive future annual reports and proxy statements via the Internet, we will notify you each year of the Internet location when the documents become available. Once you give your consent, it will remain in effect until you notify Vectren Corporation by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement. As a Vectren shareholder, you have the right to request copies of these documents.

Help us Live Smart. You can make a difference by agreeing to receive future annual meeting material electronically. Electronic delivery saves on printing and mailing costs and reduces energy and natural resource consumption.

TO REQUEST ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS, PLEASE LOG ON TO WWW.INVESTORELECTIONS.COM/VVC.

Vectren Corporation One Vectren Sq. Evansville, IN 47708	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2014.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3 and in the discretion of the proxy holders upon such other matters that may properly come before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Jerome A. Benkert, Jr., Ronald E. Christian and M. Susan Hardwick and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may properly come before the Annual Meeting and all adjournments. This proxy can be revoked at any time prior to the vote on the Items.

See reverse for voting instructions.